LMS' MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
-----------------------------------------------------------------------------
OPERATIONS
----------

The management's discussion and analysis ("MD&A") which follows, is provided to assist readers in their assessment and understanding of the consolidated results of operations, the financial position and changes in cash flows of LMS Medical
Systems Inc. ("LMS" or "the Company") for the three months ended March 31, 2005 and 2004, for the years ended March 31, 2005 and 2004 and for the years ended
October 31, 2003 and 2002. This MD&A should be read in conjunction with the annual audited consolidated financial statements and notes of LMS as at March
31, 2005 and 2004 and for the year ended March 31, 2005, the five-month period ended March 31, 2004 and the years ended October 31, 2003 and 2002, which are prepared in accordance with Canadian generally accepted accounting principles.
Material differences between Canadian and United States generally accepted accounting principles, as applicable to our Company, are set forth in Note 17 to the annual audited consolidated financial statements of LMS.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our MD&A contains forward-looking statements which reflect our Company's current expectations regarding future events. The forward-looking statements in this annual report, which includes this MD&A describe our expectations on June 14,
2005. The forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "estimate", "expect" and
"intend" and statements that an event or result "may", "will", "should", "could"
or "might" occur or be achieved and other similar expressions. These forward-looking statements involve risk and uncertainties, including the difficulty in predicting product approvals, acceptance of and demands for new products, the impact of the products and pricing strategies of competitors, delays in developing and launching new products, the regulatory environment, fluctuations in operating results and other risks, any of which could cause actual results, performance, or achievements to differ materially from the results discussed or implied in the forward-looking statements. Many risks are inherent in the industry; others are more specific to our Company. Investors should consult the "Risk Factors" section of the Company's form 20-F as well as our Company's ongoing quarterly filings and annual reports for additional information on risks and uncertainties relating to these forward-looking statements. Investors should not place undue reliance on any forward-looking statements. We assume no obligation to update or alter any forward-looking statements whether as a result of new information, further events or otherwise.

As at June 14, 2005, there were 16,503,177 common shares outstanding, and
1,311,027 options as well as 688,092 warrants outstanding to purchase common shares.

All dollar figures in this MD&A are in Canadian dollars unless otherwise indicated. "We", "us", "our" or "our Company" means LMS Medical Systems Inc. and its subsidiaries unless otherwise indicated.

OVERALL PERFORMANCE

We are an obstetrics-focused healthcare technology company. Based on advanced medical research focusing on the labor and delivery cycle, our unique technology provides obstetrics and gynaecology teams and hospitals with state-of-the-art clinical decision support tools to assist them in achieving effective and cost effective interventions.

Our core technology, CALM(TM), was developed as a research project at the
Faculty of Medicine of McGill University in Montreal, with Dr. Emily Hamilton as the principal investigator.

OVERVIEW

For the past nine years, we have been actively developing a series of software-based products that are focused in the areas of obstetrics. Our products specifically deal with the labor and delivery process. In particular, our products focus on how labor develops in the mother and on the fetus. It is well known that distress created by the labor and delivery process often results in birth related brain damage.

Significant changes over the last 12 months

The most significant changes for our Company in the past 12 months are set out below:

o We achieved revenue of $1.1 million during the period.

o We completed the following issuance of common shares raising total gross proceeds of $20.1 million:

           1.     On April 1, 2004, we completed the reverse takeover
                  transaction and as result we obtained net monetary assets of
                  $1.0 million. The net monetary assets were obtained by the non-operating public enterprise prior to the reverse takeover transaction, mainly from the issuance of capital stock for gross proceeds of $1.0 million in January 2004. In addition, as a part of the reverse takeover transaction, the unsecured convertible debentures in the amount of $5.8 million were
                  converted into 1,740,000 of our Common Shares;

            2.    In April 2004, we completed a $12 million equity financing;

            3.    In fiscal 2005, 2,150,000 warrants were exercised generating cash of $6.9 million; and

            4.    In fiscal 2005, 49,000 options were exercised generating cash of $0.2 million.

o In April 2004, our Common Shares were listed on the Toronto Stock Exchange

o In February 2005, our Common Shares were listed on the American Stock
  Exchange.

o We expanded our existing sales channels by signing a distribution contract with a distributor in the United States (McKesson). This agreement covers the
  United States, Canada, the United Kingdom and Mexico.

o In February 2005, we received clearance from the United States Food and Drug
  Administration to market Patterns, a new and innovative decision support software tool specifically directed at the health of the fetus. Development of the product is in progress and expected to be completed in the fourth quarter of 2006.

o In the summer of 2005, we plan to release CALM(TM)3.0, our foundation labor and delivery product suite for large scale health facilities. CALM(TM)3.0 was initially planned for release in March 2005, and is currently scheduled for installation at a number of leading U.S. based hospitals.

o In April of 2005, we entered into an agreement with AON Risk Services, a subsidiary of AON Corporation, to assist hospitals in improving their risk management profile in obstetrics.

o We have established a Risk and Patient Safety Advisory Board that will provide guidance on how to achieve widespread adoption of our risk management tools.
  This will include strategies to mobilize hospital teams to implement proactive risk reduction programs and

  to develop value propositions that address the concerns of hospital administrators, clinicians, risk managers and insurers.

Strategies for development

We intend to expand our presence in the North American marketplace. To this end, we will focus on the growth of our install base.

We intend to develop our presence in the European Union to lay a foundation for additional marketing and distribution agreements in this geographic region.

We intend to pursue a variety of marketing programs and campaigns to enhance our visibility within the healthcare technology marketplace.

We intend to develop new versions of our core technology with enhanced functionality.

Our Company's objectives for fiscal 2006 are to:

       o Release CALM(TM)3.0, our foundation labor and delivery product suite for large scale health facilities into the marketplace.

       o Complete development and commercialization of CALM(TM) Patterns in the
         United States and Canada;

       o Continue to develop activities with risk managers and insurance companies to raise their awareness of the role that our decision support tools can play in addressing medical/legal concerns in obstetrics;

       o Generate product sales in both Canada and the United States thereby increasing our install base; and

       o Complete the integration of CALM(TM) products with McKesson's charting applications.

Our operating results are a function of the following factors:

       o Customer demand for our products;

       o Costs associated with sales promotions and sales campaigns; and

       o Expenses related to product development (which are driven by the time frame required to complete a project and staffing requirements).

REVERSE TAKEOVER TRANSACTION

On April 1, 2004, LMS [formerly Trophy Capital Inc.] acquired substantially all shares and unsecured convertible debentures from the shareholders and the debenture's holders of LMS Medical Systems Ltd in exchange for 2.70727 shares of
LMS for each share of LMS Medical Systems Ltd acquired [9,157,434 shares in total] and 300 shares of LMS for each $1,000 of principal amount of the $5.8 million unsecured convertible debentures [1,740,000 shares in total]. All options granted and warrants issued by LMS Medical Systems Ltd were transferred to LMS.

The number and the exercise price of warrants and options outstanding as at
March 31, 2004 were also adjusted to reflect the exchange ratio of 2.70727. As a result, LMS became the legal parent company of LMS Medical Systems Ltd.

This transaction involving LMS, a non-operating public enterprise with nominal net non-monetary assets, is a capital transaction in substance for LMS Medical
Systems Ltd. As a result, this transaction is viewed, for accounting purposes, as the issuance of equity by LMS Medical Systems Ltd to the extent of the net monetary assets available in LMS. An accounting value of $958,432 was allocated to the 406,344 common shares issued and outstanding in the non-operating public enterprise prior to the reverse takeover transaction. This amount consists of cash of $970,428 less net current liabilities assumed of $11,996 that existed in the non-operating public enterprise at the time of the reverse takeover transaction. Reverse takeover transaction costs were $238,016 and have been recorded within deficit.

These costs include a fair value of $56,000 determined based on the
Black-Scholes option pricing model, for the grant of 66,666 options by the non-operating public enterprise before the finalization of the transaction. The following assumptions were used to determine the fair value: expected average life of 3.2 years, fair value of $3 per common share, dividend yield of nil, volatility factor of 0.278 and risk-free interest rate of 5%. These options were granted to a financial advisor and prior board members of the non-operating public enterprise in connection with the issuance by the non-operating public enterprise of its capital stock for gross proceeds of $1 million, which was required for the reverse takeover transaction to take place. Each option allows the holder to acquire one common share at an exercise price of $3.00 per share.
26,666 of these options are exercisable on or before January 2006 and 40,000 of these options are exercisable on or before January 2008.

The costs also include $33,200, being the fair value of 20,000 warrants issued in October 2004 for the roll up of 0.02% of the common shares of LMS Medical
Systems Ltd. The estimated fair value was determined based on the Black-Scholes option-pricing model. The following assumptions were used to determine the fair value: expected average life of 5 years, fair value of $4.85 per common share, dividend yield of nil, volatility factor of 0.278 and risk-free interest rate of
5%. Each warrant allows the holder to acquire one common share at an exercise price of $4.85 per share until their expiration in September 2009.

Following the reverse takeover transaction, historical financial information presented for comparative purposes by the legal parent company is that of LMS
Medical Systems Ltd. The historic shareholder's equity of the legal parent company prior to the reverse takeover has been retroactively restated for the number of shares received in the reverse takeover transaction. Earnings per share calculations of the legal parent company also give effect to the reverse takeover transaction for all periods presented.

In connection with the reverse takeover transaction, we changed our year-end to
March 31, effective in 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are prepared in accordance with Canadian generally accepted accounting principles, applied on a consistent basis. Our critical accounting policies and estimates include the following:

Revenue recognition

Our revenues consist primarily of revenue from the sale of software licenses, hardware and technical support services. We recognize our revenues in accordance with the provisions of the American Institute of Certified Public Accountants
Statement of Position [SOP] No. 97-2, Software Revenue Recognition.

We recognize revenue from hardware and software licenses when persuasive evidence of an arrangement exists, delivery, installation and client's acceptance have occurred, the sales price is fixed or determinable and collection is probable.

Revenue from technical support services, which is generally paid annually in advance, is deferred and recognized rateably over the period for which the technical support service is provided. Other service revenues are recognised when services are provided.

Revenue on arrangements that include multiple elements such as hardware, software and services is allocated to each element based on vendor specific objective evidence [VSOE] of the fair value of each element. Allocated revenue for each element is recognized when revenue recognition criteria have been met for each element. VSOE is determined based on the price charged when each element is sold separately.

Research and development expenses and Investment Tax Credits

Research costs are charged against income in the year of expenditure.
Development costs are charged against income in the period of expenditure unless a development project meets the criteria under Canadian generally accepted accounting principles for deferral and amortization.

We separately disclose our investment tax credits recoverable, which are based on estimates of amounts expected to be recovered and are subject to audit by taxation authorities The risks of change to estimates related to investment tax credits receivable relate to the acceptance of our research and development investment tax claims by government authorities. The filings, which contain several research and development projects, are made on an annual basis and may take in excess of one year to be finalized and completed. In reviewing the claim, the government authorities take into consideration two primary factors in assessing the eligibility of the investment tax credit claim: 1) the technical aspects of the projects claimed must meet the specific scientific criteria and
2) the claim must contain only the eligible expenses related to projects described in the tax filings. The risk of change to the estimate relates to the fact that certain projects or expenses involve judgment and could be disallowed because of one or both of the factors identified above. To date, all of our investment tax credit filings, which have been assessed by the government authorities, have been accepted favorably and substantially as submitted and no material project or expenses have been disallowed.

We record investment tax credits receivable based on our best estimates, which are based on past experience and on the technical nature of the research and development projects, and related eligible expenses, that are available at the time the financial statements are prepared. Our estimates in our financial statements reflect these risks, and are based on the best available information at the time the financial statements are prepared. We believe that the current investment tax credit process is appropriate and that the resulting reserves are adequate at this time. We will continue to assess our reserves in the future based on the best available information at the time. Any favorable or unfavorable adjustment that may result following assessment by government authorities is recorded to income in the subsequent period when such assessment is

performed.

As at March 31, 2005, our investment tax credit receivables recorded amount to
$1.2 million. Of this amount, $0.5 million was received subsequent to year end and the remaining relates to our claims for fiscal 2004 and 2005 which we estimate to be approximately $0.7 million in total.

Stock-based compensation plan

As a result of amendments made in October 2003 to the provisions of the CICA
Handbook Section 3870 and SFAS no.148; effective November 1, 2003, LMS changed its method of accounting for employee stock-based compensation and decided to adopt the fair value based method of accounting for all its stock-based compensation. LMS adopted these changes using the prospective application transitional alternative in accordance with the transitional provisions of CICA
Handbook Section 3870. Accordingly, the fair value based method is applied to awards granted, modified or settled on or after November 1, 2003. Prior to the adoption of the fair value based method, LMS, as permitted by Section 3870, had chosen to continue its existing policy of recording no compensation cost on the grant of stock options to employees.

When employees exercise their stock options, the capital stock is credited by the sum of the consideration paid by employees or consultants together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income. The prospective method omits the effects of awards granted, modified or settled before November 1, 2003. This change has no impact on the net loss for the five-month period ended March 31,
2004 since no options were granted during that period.

As required by Section 3870, LMS provides pro forma disclosure of the compensation costs based on the fair value method for all awards granted under the employee stock option plan.

Such stock-based compensation expense and pro forma disclosure of the stock-based compensation expense for all options granted under the LMS's stock option plans is determined using the fair value method and the fair value of the stock options is determined using the Black-Scholes option pricing model and is recognized over the vesting period of such options.

Financial instruments

We classify financial instruments as a liability or as equity in accordance with the substance of the contractual arrangement on initial recognition and the definition of a financial liability and an equity instrument. In this regard, we classified as an equity instrument the convertible debentures outstanding as at
March 31, 2004. These debentures were subsequently converted into common shares of LMS.

Income taxes

We account for income taxes following the liability method. Future income tax assets are recognized if realization is considered "more likely than not". Since we have not yet been profitable, the non-refundable tax benefits from our research and development expenditures, non-capital tax losses and other items which are available to reduce future taxable income or income tax otherwise payable have been fully provided for by a valuation allowance.

SELECTED ANNUAL AND FOURTH QUARTER FINANCIAL INFORMATION



                                     THREE-MONTHS   THREE-MONTHS
                                        ENDED          ENDED        YEAR ENDED      YEAR ENDED     YEAR ENDED      YEAR ENDED
                                      MARCH 31,      MARCH 31,       MARCH 31,      MARCH 31,     OCTOBER 31,     OCTOBER 31,
                                         2005           2004           2005            2004           2003            2002
                                          $              $               $              $              $               $

REVENUE

Software licences                         55,813             --         756,918               --           --         297,349
Hardware                                      --             --         115,775               --           --          32,777
Technical support and other               18,872         23,531         187,604          113,933      130,168         109,568
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                                          74,685         23,531       1,060,297          113,933      130,168         439,694
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OPERATING EXPENSES
Research and development costs         1,104,167        588,902       3,838,661        2,382,686    2,373,485       2,146,137
Less:  Tax credits                       (84,961)      (223,703)       (521,396)        (887,783)  (1,024,097)       (826,989)
---------------------------------------------------------------------------------------------------------------------------------
                                       1,019,206        365,199       3,317,265        1,494,903    1,349,388       1,319,148
---------------------------------------------------------------------------------------------------------------------------------
Direct costs of revenue                   26,693          9,413         211,220           12,364        2,447          40,680
Administrative                           730,778        514,181       2,354,400        1,694,089    1,590,783       1,449,247
Selling and market development           655,363        382,986       2,352,388        1,602,482    1,533,438       2,012,258
Special charges                          148,657             --         762,512               --           --              --
Customer support                         179,946        160,742         748,515          568,241      445,975         425,768
Quality assurance                         82,521         58,708         197,009          171,430      196,874         138,178
Stock Option Expense                     205,000             --         485,000               --           --              --
Amortization of property, plant &         82,023         29,595         182,415          153,244                      194,473
equipment and patents                                                                                 188,368
Government Grants                              --            --              --               --      (52,690)             --
Foreign exchange (gain) loss            (110,038)           648         (86,549)         (69,469)    (115,239)        (13,938)
---------------------------------------------------------------------------------------------------------------------------------
                                       3,020,149      1,521,472      10,524,175        5,627,284    5,139,344       5,565,814
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OPERATING LOSS                        (2,945,464)    (1,497,941)     (9,463,878)       (5,513,351)  (5,009,176)     (5,126,120)
Financial expenses (income), net         (60,144)        58,154        (227,345)          122,564      270,304         365,733
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NET LOSS                              (2,885,320)    (1,556,095)     (9,236,533)       (5,635,915)  (5,279,480)     (5,491,853)
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                                           (0.18)         (0.17)          (0.60)            (0.93)       (1.64)          (1.46)
BASIC AND DILUTED LOSS PER SHARE(A)

CASH FLOW RELATED TO:
Operating activities                  (2,174,370)    (1,831,695)     (8,287,001)       (4,876,334)  (4,614,776)     (4,888,078)
Investing activities                  (9,061,267)       (76,804)     (9,300,566)         (154,191)     (35,906)       (157,838)
Financing activities                   2,189,712      3,498,703      19,000,433         5,990,832    4,634,498       1,068,970
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
(A) After giving effect to the share exchange ratio of 2.70727.

    SELECTED QUARTERLY FINANCIAL INFORMATION



                                                2005
                    -------------------------------------------------------------
                        Q1         Q2         Q3          Q4          TOTAL
                    ----------- ---------- ---------- ----------- ---------------

Revenue
                    231,457     76,339     677,816    74,685        1,060,297

Operating Loss      1,849,493   2,334,647  2,334,274  2,945,464     9,463,878

Net Loss            1,801,260   2,275,272  2,274,681  2,885,320     9,236,533
Basic and Diluted
Net Loss per Share  (0.13)      (0.16)     (0.15)     (0.18)           (0.60)

                                              2004
                     --------------------------------------------------------
                        Q1         Q2          Q3          Q4        TOTAL
                     ---------- ---------- ------------ ---------- ----------

Revenue
                     30,105     28,686     31,611       23,531     113,933

Operating Loss       1,405,118  1,345,644  1,264,647    1,497,941  5,513,351

Net Loss             1,447,579  1,371,856  1,260,384    1,556,095  5,635,915
Basic and Diluted
Net Loss per Share   (0.55)     (0.44)     (0.35)       (0.17)     (0.93)


                                                MARCH 31,       MARCH 31,
                                                  2005            2004
                                                   $                $
------------------------------------------- ----------------- --------------
BALANCE SHEET DATA

Total assets                                  14,768,368       4,040,164
Total long term debt (includes current
portion)                                          83,663          94,763
Total shareholders' equity                    12,703,900       2,409,527

During the year ended October 31, 2003, LMS declared a stock dividend on its preferred shares. The dividend was payable in preferred shares of LMS and had a value for accounting purposes of $907,227. In October 2003, LMS' preferred shares were converted into common shares of LMS. Other than the dividend mentioned above, no dividend has been declared on the common shares of LMS. We do not anticipate paying dividends in the next fiscal year.

RESULTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 2005 COMPARED TO THE 3 MONTHS ENDED MARCH 31,
2004

Revenue

Revenue for the 3-month period ended March 31, 2005 increased to $74,685 from
$23,531 in 2004. The revenue from maintenance services decreased to $18,872 for the three months ended March 31, 2005 from $23,531 for the three months ended
March 31, 2004. Revenue from the sale of software licenses increased to $55,813 for this quarter compared to nil for the same quarter of the prior year. This is the result of sales of additional licenses as well as the associated installation and training.

Direct Costs of Revenues

These expenditures include the purchase of hardware and other direct costs related to achieving revenue. The Company showed an increase in these costs to an amount of $26,693 for the current quarter, compared to $9,413 for the same quarter of the prior year. This increase relates to royalty and other fees associated with the revenue for the period.

Research and Development

Our expenditures before investment tax credits amounted to $1,104,167 for the
3-month period ended March 31, 2005, compared to $588,902 for the same period in
2004. In order to achieve product milestones, the Company employed an additional four permanent employees during the period and outsourced certain specific project milestones to a consulting firm, which resulted in fees of $125,000. The
Company also employed an additional 17 contract employees during this period resulting in an increase in consulting fees for the three-month period ended
March 31, 2005 compared to the same period in 2004.

Investment tax credits, which are accounted for as a reduction of research and development expenses, totalled $84,961 for the three months ended March 31, 2005 compared to $223,703 for the same period in the prior year. All research, development and clinical trial costs are expensed. Since we became a public company on April 1, 2004, our research and development tax credit rates changed at the federal level from 35% to 20%. Moreover, the federal tax credits will be applied in the future against our income taxes otherwise payable and will not be refunded in the year we incur the research and development expenses. As a result, a full valuation allowance was recorded for the federal tax credits. The decrease in total tax credits recorded is a function of both the valuation allowance applied against the federal tax credits, and also a decrease in the amount of provincial tax credits recorded based on the Company's assessment of the refundable nature of these credits.

Administrative

Administrative expenses for the period ended March 31, 2005 increased to
$730,778 compared to $514,181 for the period ended March 31, 2004. The increase is mostly explained by an increase in consulting fees during the period. This increase was comprised of additional legal, accounting, audit and investor relations fees resulting from being a public company, along with director's fees and an amount related to an employee settlement.

Selling and Market Development

Selling and market development expenses increased to $655,363 for the three months ended March 31, 2005 compared to $382,986 for the three months ended
March 31, 2004. The increase is partially the result of the addition of five employees. This also includes finder's fees associated with hiring these individuals. As well, there was also an increase in the associated office, phone and travel costs, as we increased our presence at trade shows, increased our market research and spent more on promotional material as we broadened the reach of our sales team.

Customer Support

Our Customer Support department, which substantially comprises staff costs, provides for the operation of a dedicated 24/7-service center for customers. The total expenses for this department increased to $179,946 for the three months ended March, 31, 2005 from $160,742 for the same period in 2004 as a result of the addition of two new employees to support the expansion of their activities partially offset by a reduction in other expenses.

Quality Assurance

In 2002, we created the Quality Assurance and Regulatory Affairs departments.
These departments have the responsibility of ensuring compliance with all applicable requirements and regulations of each country where the product is to be marketed. Expenses include the salary of a full-time Quality Assurance and
Regulatory Affairs Director and costs associated with obtaining approval to market our product in Canada, the United States and Europe. These expenses increased to $82,521 for the three months ended March 31, 2005, compared to
$58,708 for the same period in the prior year. The reason for this increase relates predominantly to $37,000 in legal fees incurred in association with obtaining the United States Food and Drug Administration's approval for CALM
Patterns.

Special charges

LMS has incurred charges related to professional fees, listing fees and other expenses incurred in connection with the listing of its common shares on the
Toronto Stock Exchange which occurred on April 22, 2004 and on the American
Stock Exchange which occurred on February 15, 2005.

The ticker symbol for both Stock Exchanges is LMZ. These charges have been recorded on a separate line item on the consolidated statement of operations under Special Charges.

Stock Option Expense

The Company incurred $205,000 in stock option expense during the period, compared to an amount of nil for the same period in the prior year. The Company records stock option expense for all stock option awards subsequent to November
1, 2003, when the Company adopted the transitional provisions of section 3870
Stock Based Compensation.

Foreign Exchange

For the three months ended March 31, 2005, the Company incurred a foreign exchange gain of $110,038, compared to a loss of $648 for the same period in
2004 resulting from variation in the US currency rate against the Canadian dollar and the expansion of our activities in the U.S.

Operating Loss and Net Loss

After considering the above expenses, our operating loss for the three-month period ended March 31, 2005 was $2,945,464 compared to $1,497,941 for the same period in 2004.

We generated net interest income of $60,144 for the three months ended March 31,
2005, whereas we incurred net interest expense of $58,154 in the three months ended March 31, 2004. This interest income was generated from the additional cash and short term investments purchased from the proceeds of the equity acquisitions during the year.

As a result, the net loss for the three-month period ended March 31, 2005 totalled $2,885,320 ($0.18 per share) compared with $1,556,095 ($0.17 per share)
for the three-month period ended March 31, 2004.

FOR THE YEAR ENDED MARCH 31, 2005 COMPARED TO THE YEAR ENDED MARCH 31, 2004

Our results for the twelve-month period ending March 31, 2004 are unaudited, since those results are part of our results for the five-month period ended
March 31, 2004 and our full fiscal year ended October 31, 2003.

Revenue

Our revenue for the year ended March 31, 2005 was $1,060,297 compared to
$113,933 for the year ended March 31, 2004. In 2005, revenue was comprised of
$756,918 for software licenses and support, $115,775 for hardware sales and
$187,604 for technical support service agreements. In 2004 revenue was derived only from fees we earned from existing technical support service agreements with our customers. The increase in sales is a function of sales of 7 additional software licenses, including the related training and installation, along with an increase in the amount of revenue generated from technical support service agreements as we increase our install base. For some sales, at the customer's request, we sold hardware for an amount of $115,775.

Direct Cost of Revenues

Our expenditures for direct costs totalled $211,220 in 2005 compared to $12,364 in 2004. The increase in 2005 is explained predominantly by an increase in the cost of hardware in the amount of $113,000 related to the increase in hardware sales along with royalties on software sales which accounted for an additional
$56,000 in direct costs. The remainder of the increase relates to direct costs associated with an increase in the amount of systems installed during the period.

Research and Development

Our expenditures before investment tax credits amounted to $3,838,661 in 2005 compared to $2,382,686 in 2004. All research, development and clinical trial costs are expensed by our Company. The change stemmed mostly from an increase in consulting fees of $1,138,000 as we hired an additional 17 contract employees as well as outsourced certain specific project milestones in order to achieve the development objectives during the period. These objectives include the release of version 3.0 which is expected to occur in the second quarter of fiscal 2006.
We also increased the number of permanent employees during the year resulting in a increase in salary levels by $233,000.

Investment tax credits, which are accounted for as a reduction of research and development expenses, totalled $521,396 in 2005 compared to $887,783 in the prior year. Since we became a public company on April 1, 2004, our research and development tax credit rates changed at the federal level from 35% to 20%.
Moreover the federal tax credits will be applied in the future against our income taxes payable and will not be refunded in the year we incurred the research and development expense The decrease in total tax credits recorded is a function of both the valuation allowance applied against the federal tax credits, and also a decrease in the amount of provincial tax credits recorded based on the Company's assessment of the refundable nature of these credits.

Administrative

Administrative expenses for the year ended March 31, 2005 totalled $2,354,400 compared to $1,694,089 for the same period in 2004. The change is predominantly the result of an increase in consulting fees in 2005. This increase was comprised of an increase in legal, accounting, audit and investor relations fees resulting from being a public company, along with director's fees and an amount related to an employee settlement. Other expenses also increased during the period, resulting from increased office lease expenses from a short term lease to accommodate consultants, as well as increased insurance for commercial, product and director and officer coverage.

In 2004, we recorded a provision for bad debt for an amount of $156,686 for a
CALM system sold in 2002 to a public hospital in the province of Quebec.
Following the sale of the system in 2002, the restructuring and consolidation process of public hospitals in the province of Quebec, including our client, resulted in the modification of capital funding for these hospitals and as a result, in February 2004, we were informed by representatives of the hospital that payment would not be made until a special program is implemented. The contract we have with the hospital does not contain any such contingent payment terms or any requirements with respect to capital funding approvals and, consequently, we believe that amounts due on the sale of the CALM system are contractually due to us, regardless of the approval of the special program.
However, given the discussions with representatives of the hospital with respect to the special program, we decided to recover all of the related equipment and software from the hospital for non payment, and have provided for an allowance for bad debt expense for the entire amount due under the contract.

Selling and Market Development

Selling and market development expenses increased to $2,352,388 for the year ended March 31, 2005 from $1,602,482 for the year ended March 31, 2004. This change is mainly the result of an increase in salary expense during the period resulting form the hiring of five employees; one in product management, one in marketing, one clinical specialist and two sales staff. Travel costs also increased over the period, as a function of the higher number of sales staff and also as a function of increased trips associated with sales support relating to the additional licenses sold during the year and increased presence at trade shows. The increase also includes related commission expense associated with the additional sales and finder's fees associated with hiring the additional sales staff. As well, there was also a higher amount of office and other costs, as we increased our spending on market research and spent more on promotional material to broaden the reach of our sales team.

Customer Support

The total expenses for this department were $748,515 for the year ended March
31, 2005, compared to $568,241 for the year ended March 31, 2004. The increase is largely attributable to the hiring of additional staff required to support activities resulting from an increase in the install base, as well as the related travel costs incurred to install the software at the customer site.
There was also an increase in the related customer support costs such as telephone internet and customer supplies.

Quality Assurance

The total expense for this department increased slightly to $197,009 for the year ended March 31, 2005 from $171,430 for the year ended March 31, 2004. This increase is a function of additional legal fees incurred with respect to obtaining the FDA approval for CALM(TM) patterns.

Special charges

LMS has incurred charges related to professional fees, listing fees and other expenses incurred in connection with the listing of its common shares on the
Toronto Stock Exchange which occurred on April 22, 2004 and on the American
Stock Exchange which occurred on February 15, 2005. The ticker symbol for both
Stock Exchanges is LMZ. These charges have been recorded on a separate line item on the consolidated statement of operations under Special Charges.

Stock Option Expense

The Company incurred $485,000 in stock option expense during the period, compared to an amount of nil for the same period in the prior year. The Company records stock option expense for all stock option awards subsequent to November
1, 2003, when the Company adopted the transitional provisions of section 3870
Stock Based Compensation. For all stock based awards granted previous to
November 1, 2003, the Company records pro forma information as disclosed in Note
8 to the annual audited consolidated financial statements.

Foreign Exchange

For the year ended March 31, 2005, the Company incurred a foreign exchange gain of $86,549, compared to a gain of $69,469 recorded in the previous year. Both gains result from variation in the US currency rate against the Canadian dollar.

Operating Loss and Net Loss

After considering the above expenses, our operating loss for the year ended
March 31, 2005 was $9,463,878 compared to $5,513,351 for the same period in
2004.

Net financial income totalled $227,345 for the year ended March 31, 2005 compared to an expense of $122,564 for the corresponding period ended March 31,
2004. The financial income represents $246,273 of interest income as a result of the proceeds from the issuance of equity during the period, net of interest expense of $18,928. In the prior period, the Company experienced net interest expense of $122,564.

As a result, net loss for the year ended March 31, 2005 totalled $9,236,533
($0.60 per share) compared with $5,635,915 ($0.93 per share) for the year ended
March 31, 2004.

FOR THE YEAR ENDED OCTOBER 31, 2003 COMPARED TO THE YEAR ENDED OCTOBER 31, 2002

Revenue

For the year ended October 31, 2002, we recorded sales of $439,694 of which
$297,349 came from the sales of CALM(TM)software licenses. In 2002, we sold hardware for an amount of $32,777 compared to $nil in 2003. The remainder of revenues, totalling $109,568 in 2002 came from fees earned on maintenance contracts compared to $130,168 in 2003. This increase in 2003 resulted from the installation of new systems in 2002 where related revenues were accounted partly in 2002. In 2003, we did not record a sale of a CALM(TM) system and as a result our total revenues declined as compared to 2002.

Direct Cost of revenues

The expenses for the year ended October 31, 2003 totalled $2,447 compared to
$40,680 for the same period in 2002. In 2003, we only incurred travelling expenses whereas in 2002, we spent $23,825 for the purchase of hardware, $5,472 for travelling expenses and $11,393 for royalties.

Research and Development

Our expenditures before investment tax credit amounted to $2,373,485 in 2003 compared to $2,146,137 in 2002. These sums were substantially deployed in the completion of a United States Food and Drug Administration and Health Canada
compliant development quality system implementation and the release of new versions of CALM(TM) in October 2003, including features such as connections of the product with vendor's systems, remote access capabilities, specific statistical data presentation, long-term archiving and alerts components. During that period, we hired 3 additional persons in this department. Investment tax credits, which are accounted for as a reduction of research and development expenses, totalled $1,024,097 in 2003 compared to $826,989 the prior year. The investment tax credits increased by an amount of $21,464 related to the increase in research and development costs and an amount of $175,644 represented by the excess of the investment tax credits received over the amount that we initially estimated relating to expenditures incurred in 2002.

Administrative

Administrative expenses for the fiscal year ended October 31, 2003 increased by
$141,536 to $1,590,783 compared to $1,449,247 for the fiscal year ended October
31, 2002. The increase is explained by the fact that in 2003, we incurred an expense of $119,727 with respect to a special project with 3 specific hospitals

Selling and Market Development

Expenses declined from $2,012,258 in 2002 to $1,533,438 in 2003. This change is the result of the resignation of an account manager which took place early in the 2003 period and the rationalization of travel expenses. During those years, our sales and marketing team was mainly involved in promoting a new product concept and building our potential customer list. The team's mandate consisted of establishing new reference sites and finding strategic alliance partners and distributors. The team was also responsible for the development of all training programs and user guides required in the sales functions.

Customer Support

Our Customer Support department provides for the operation of a dedicated 24/7 service center for customers. The total expenses for this department, which substantially comprises staff cost, remained fairly constant at $425,768 in 2002 and $445,975 in 2003.

Quality Assurance

In 2002, we created the departments of Quality Assurance and Regulatory Affairs with the responsibility of ensuring compliance with all applicable requirements and regulations of each country where the product is to be marketed. Expenses increased from $138,178 in 2002 to $196,874 in 2003 due to a full-year operation for this department in 2003 as opposed to 7 months in 2002. Expenses include the salary of a full-time Director and costs associated with obtaining approval to market our products in Canada, the United States and the European Union.

Foreign Exchange gain

For the year ended October 31, 2003, we experienced a foreign exchange gain of
$115,239 compared to a gain of $13,938 in 2002. This resulted from variations in the US currency rate against the Canadian dollar.

Net Loss

After considering the above, our operating loss for the years ended October 31,
2003 and 2002 is $5,009,176 and $5,126,120, respectively.

Net financial expenses totalled $270,304 in 2003 compared to $365,733 in 2002.
The reduction of amortization of deferred financing costs from $100,004 to
$60,458 and the repayment of $3 million of long-term debt following the issuance of capital stock in 2003 resulted in interest expenses reducing from $265,729 in
2002 to $209,756 in 2003.

As a result, our net loss for 2003 totalled $5,279,480 ($1.64 per share)
compared with $5,491,853 ($1.46 per share) for 2002.

LIQUIDITY AND CAPITAL RESOURCES

We may require additional financing to grow and expand our operations and plan to raise funds from time to time. Funding requirements may vary depending on a number of factors including the progress of our research and development program, the establishment of collaborations, the development of the international sector, and penetration rates in the North American and United
Kingdom markets.

Long-term Debt and other Cash Obligations

As at March 31, 2005, we had no debt other than obligations under capital leases, which totalled $83,663 and are repayable over the next 5 years. Our other operating obligations originate from our operating leases. Our total contractual cash obligations are as follows:



                           2006        2007       2008       2009       2010     THEREAFTER     TOTAL

Capital Leases             44,558      22,201      6,974      7,391      2,539        -             83,663

Operating Leases          242,545     242,545    218,625      5,528      5,528      2,764          717,535
                        ----------- ----------- ---------- ---------- ---------- ------------ -------------

Total                     287,103     264,746    225,599     12,919      8,067      2,764          801,198


We have entered into a license agreement with a third party in connection with databases to be used within our CALM(TM) software. The license agreement provides us with a non-transferable, non-exclusive license to use the third party database until June 2005. The agreement will renew automatically for one or more successive one year terms unless written notice of termination is received by the other party at least 30 days prior to the end of the then current one year term. In exchange for right to use the third party data base, and to incorporate such third party data base in our CALM(TM) software, we are required to pay the third party a royalty equal to 7.5% of the net software license revenue we earn.

Shareholders' Equity

To date, we have financed our operations, technology development, patent filings and capital expenditures primarily through issuance of shares and issuances of convertible notes by way of private placements, with the receipt of investment tax credits earned on eligible expenditures, by loans and promissory notes from financial institutions and by capital leases. Since our inception, we have raised gross proceeds in excess of $47.6 million from equity-based financings.

At March 31, 2005, the total Capital Stock of the Company was $47.6 million compared to $21.8 million in the prior year. In fiscal 2005, we completed an equity financing whereby we raised gross proceeds of $12,000,000. Options and warrants were also exercised raising an additional $154,095 and $6,947,820 respectively. Share issue costs for these transactions was $865,625. As a result of the reverse takeover transaction, the $5,800,000 convertible debentures were converted into 300 Common Shares for each $1,000 principal amount of convertible debentures. Furthermore, in completing the reverse takeover transaction, we raised $958,432 for which we paid fees of $148,816. Contributed Surplus increased to $1,255,108 as a result of the exercise of warrants and an amount of
$485,000 related to stock based compensation that was recorded in the consolidated statement of operations.

Related Party Transactions

LMS enters into transactions in the normal course of business with a related company having one common director. These transactions are measured at the exchange amount. The related party transactions are management fees expenses.
LMS incurred fees of $47,500 during the three months ended March 31, 2005
($184,000 during the year) in this regard.

Cash flows

Summary of operating position



                              3 MONTHS      3 MONTHS         YEAR          YEAR          YEAR          YEAR
                                ENDED         ENDED         ENDED         ENDED         ENDED          ENDED
                              MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,    OCTOBER 31,    OCTOBER 31,
CASH FLOW RELATED TO            2005          2004           2005          2004          2003          2002
 OPERATING ACTIVITIES             $             $             $             $             $              $
                             ------------- ------------- ------------- ------------- ------------- --------------

Operating before net
 change in non-cash items     (2,935,672)   (1,678,835)  (8,456,493)   (5,521,408)    (4,701,186)    (4,767,376)
Net changes in non cash
 operating working capital
 items                            761,302     (152,860)      169,492       645,073         86,410      (120,702)
                             ------------- ------------- ------------- ------------- ------------- --------------
Cash flow related to
 Operating activities         (2,174,370)   (1,831,695)  (8,287,001)   (4,876,334)    (4,614,776)    (4,888,078)
                             ------------- ------------- ------------- ------------- ------------- --------------


FOR THE THREE-MONTHS ENDED MARCH 31, 2005 COMPARED TO MARCH 31, 2004

Cash flows used in operations totaled $2,174,370 for the three months ended
March 31, 2005, compared to $1,831,695 used in the prior year. The main reason for the difference relates to an increase in our net loss to $2,885,320 for the three months ended March 31, 2005 compared to $1,556,095 in the prior year. This was offset by a net change in non-cash working capital items of $761,000 which related mainly to a decrease in accounts receivable of $477,000 related to the collection of revenue that was recognized in the third quarter of 2005, and an increase in accounts payable of $328,000.

Cash flows used in investing activities totaled $9,061,267 for the three months ended March 31, 2005 compared to $76,804 for the same period in 2004. The difference relates mainly to the purchase of short-term investments of
$8,926,020 in this quarter from the proceeds of the equity financing that occurred during the year. The remainder of the cash flows used in the period relates to $61,024 of additions to property, plant and equipment and $74,223 related to capitalized costs related to patent acquisitions. In the prior year, the balance was made up entirely of additions to property plant and equipment.

Cash flows from financing activities totaled $2,189,712 for the three months ended March 31, 2005 compared to $3,498,703 for the same quarter in the prior year. The inflow in the current quarter relates to cash raised from the exercise of warrants offset by related issue costs and payments on long-term lease obligations. The prior year inflow related predominantly to funds raised by the issuance of convertible debentures offset by the related issue costs and the repayment of long-term debt outstanding.

FOR THE YEAR ENDED MARCH 31, 2005 COMPARED TO THE YEAR ENDED MARCH 31, 2004

Cash flows used in operations totaled $8,287,001 for the year ended March 31,
2005, compared to $4,876,335 for the year ended March 31, 2004. The main reason for the difference relates to an increase in our net loss to $9,236,533 for the year ended March 31, 2005 compared to $5,635,915 in the prior year. This was offset by $597,625 in non-cash items relating to the recording of stock option expense, a charge for share units granted under the deferred share unit plan for the payment of director's quarterly compensation, and a charge for shares to be issued under the Company bonus plan, for $485,000, $56,625 and $56,000 respectively. This was also reduced for depreciation and amortization. The
$169,492 related to the net change in non cash working capital items related mainly to an inflow from the increase in deferred revenues and deposits from distributors and a decrease in prepaid expenses offset by an outflow relating to the increase in accounts receivable. In the prior year the net loss was reduced by accreted interest on the convertible debentures as well as amortization of assets and the change in non cash working capital items of $645,073.

Cash flows used in investing activities totaled $9,300,566 for the year ended
March 31, 2005 compared to $154,191 for the same period in 2004. The difference relates mainly to the purchase of short-term investments of $8,926,020 from the proceeds of the equity financing that occurred during the year. The remainder of the cash flows used in the period relates to $300,323 of additions to property, plant and equipment and $74,223 related to capitalized costs related to patent acquisitions. In the prior year, the balance was made up entirely of additions to property plant and equipment.

During the year ended March 31, 2005, we had cash inflows relating to financing activities of $19,000,433 compared to inflows of $5,990,832 for the prior year.
We completed an equity financing whereby we raised gross proceeds of
$12,000,000. Options and warrants were also exercised raising an additional
$154,095 and $6,947,820 respectively. Share issue costs for these transactions was $865,625. Furthermore, in completing the reverse takeover transaction, we raised $958,432 for which we paid fees of $148,816. We also repaid obligations under capital leases for an amount of $45,473.

For the same period last year, the majority of the cash inflows was related to the issuance of unsecured non-interest bearing convertible debentures for net proceeds of $5,315,302. Subsequent to the end of the period, these debentures were converted into 300 Common Shares for each $1,000 principal amount of convertible debentures.

FOR THE YEAR ENDED OCTOBER 31, 2003 COMPARED TO THE YEAR ENDED OCTOBER 31, 2002

Operating Activities

In 2003 and 2002, cash used in our operating activities is mainly explained by our net loss of $5,279,480, and $5,491,853 respectively after considering non cash items which include amortization of assets of $248,916 and $294,477 in 2003 and 2002, respectively, and bonus to be paid in shares of $329,378 in 2003 and
$430,000 in 2002.

Investing Activities

Our investing activities consist of the acquisition of property, plant and equipment required for our activities. For the year ending October 31, 2003 we acquired $35,906 of these assets compared to $157,838 in 2002, net of $4,830 on proceeds of disposal of capital assets.

Financing Activities

In 2003, we raised $6,855,163 net by issuing convertible preferred shares and warrants. We used $3,045,665 out of these proceeds to repay the majority of our long-term debt. We also raised an additional $1,100,000 during the period from issuances of long-term debt and repaid $275,000 of our bank loan. Consequently the net cash flows generated by our financing activities totalled $4,634,498 for the year ended October 31, 2003, compared to $1,068,970 in 2002, which related to an increase in our long-term debt and bank loan, net of repayments.

FUTURE OUTLOOK

We believe that our revenue will increase in 2006 as we complete the release of
CALM(TM)3.0. We currently have installed a version of our product in a number of hospitals in the United States. We have not yet recognized revenue on these sales as the earnings process will only be complete with the delivery of
CALM(TM)3.0. We expect to recognize revenue on these sales in the first half of fiscal 2006. Another function of the expected increase in revenue stems from the fact that the value added marketing agreement with McKesson will be in effect for the full fiscal year. As a result of increased system sales, fees from technical support service agreements will also increase as we increase our install base. Lastly, it is our goal to release CALM(TM) Patterns during the last part of the year and we expect an increase in revenue from sales of this product.

We expect to continue to incur a similar amount of research and development expenses in fiscal 2006 as we focus on the integration of our system with those of our distributors, the release of CALM(TM)3.0 in the second quarter of fiscal
2006 and the release of CALM(TM) Patterns during the year.

Direct costs are expected to increase commensurate with the increase in sales, and also as a function of sales mix as costs of hardware are typically a higher percentage of revenue than other direct costs. However, we do not intend to sell hardware unless required by customers. Administrative expenses are expected to decrease over the amounts experienced in the prior year as certain non-recurring expenses associated with establishing the Company on the Toronto Stock Exchange and the American Stock Exchange are not expected to be repeated. Sales and market development expenses will remain relatively stable in 2006, but Customer
Support expenses are expected to increase as we increase the number of installations we perform as well as the number of technical support service agreements we have outstanding.

In light of the inherent uncertainties associated with our ability to secure sales and additional distribution agreements, further financing may be required to support our operations in the future. Based on current plans, it is anticipated that total expenses will remain relatively stable during fiscal
2006. We believe we have sufficient resources to fund operations through fiscal
2006.

When additional funds are required, potential sources of financing include strategic relationships and public or private sales of our Common Shares. We do not have any committed sources of financing at this time and it is uncertain whether additional funding will be available when the need arises on terms that will be acceptable to us. If funds are raised by issuing additional Common
Shares, or other securities convertible into our Common Shares, the ownership interests of our existing shareholders will be diluted. If we are unable to obtain financing when required, we will not be able to carry out our business plan, including marketing and distribution initiatives. We would have to significantly limit our operations and business, and our financial condition and results of operations would be materially harmed.

RISK FACTORS

For a more detailed discussion of risk factors that could materially affect our results of operations and financial condition, please refer to the company's
Form 20F.

OTHER MD&A REQUIREMENTS

All relevant information related to our Company is filed, in Canada, electronically at www.sedar.com and in the United States of America at
www.sec.gov.

Consolidated Financial Statements
LMS Medical Systems Inc.

As at March 31, 2005 and March 31, 2004 and for the year ended March 31, 2005, the five-month period ended March 31, 2004 and for the years ended October 31,
2003 and 2002

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of the Company is responsible for the preparation and integrity of the financial statements and all other financial information contained in the
Annual Report. These statements have been prepared in accordance with accounting principles generally accepted in Canada and necessarily include some amounts that are based on management's best estimates and judgement. Management considers that the statements present fairly the financial position of the
Company, the results of its operations and the changes in its financial position. Financial information contained elsewhere in this Annual Report is consistent with the information contained in the financial statements.

To fulfill its responsibility, management developed and maintains internal accounting controls and established policies and procedures designed to ensure the reliability of financial information and to safeguard assets. The internal control systems and financial records are subject to review by the external auditors during the examination of the financial statements.

The Board of Directors oversees management's performance of its financial reporting and internal control responsibilities. The Board of Directors carries out its responsibility with regard to the consolidated financial statements primarily through its Audit Committee.

The Audit Committee, which is composed exclusively of outside directors, meets regularly with the external auditors, and with management, to discuss accounting policies and practices, internal control systems, the scope of audit work and to assess reports on audit work preformed. The external auditors have direct access to the Audit Committee, with or without the presence of management, to discuss results of their audits and any recommendations that they have for improvements in internal controls, the quality of financial reporting and any other matters of interest. The financial statements have been reviewed and approved by the
Board of Directors on the recommendation of the Audit Committee.

/s/ Diane Cote                                       /s/ Yves Grou, CA

Diane Cote                                           Yves Grou, CA
President and Chief Executive Officer                Chief Financial Officer

Consolidated Financial Statements

LMS MEDICAL SYSTEMS INC.

As at March 31, 2005 and March 31, 2004 and for the year ended March 31, 2005, the five-month period ended March 31, 2004 and for the years ended October 31,
2003 and 2002

                                AUDITORS' REPORT

To the Shareholders of
LMS MEDICAL SYSTEMS INC.

We have audited the consolidated balance sheets of LMS MEDICAL SYSTEMS INC. as at March 31, 2005 and 2004 and the consolidated statements of operations, deficit and cash flows for the year ended March 31, 2005, the five-month period ended March 31, 2004 and for the years ended October 31, 2003 and 2002. These financial statements are the responsibility of LMS Medical Systems Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board
[United States]. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of LMS Medical Systems Inc. as at
March 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended March 31, 2005, the five-month period ended March 31, 2004 and the years ended October 31, 2003 and 2002 in accordance with Canadian generally accepted accounting principles.

As described in Note 2, effective November 1, 2003, LMS Medical Systems Inc.
changed its method of accounting for employee stock-based compensation.

                                                      /s/Ernst & Young LLP

Montreal, Canada,
May 20, 2005.                                         Chartered Accountants

LMS MEDICAL SYSTEMS INC.
Incorporated under the laws of Canada

                           CONSOLIDATED BALANCE SHEETS

As at March 31



                                                                          2005               2004
                                                                            $                  $
---------------------------------------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                            2,843,989          1,431,123
Short-term investments
   [market value $9,013,583 in 2005, $50,000 in 2004]                9,013,583             50,000
Accounts receivable [note 3]                                           739,588            207,377
Research and development tax credits receivable [note 15]            1,182,888          1,210,326
Prepaid expenses                                                       375,837            755,359
---------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                14,155,885          3,654,185
---------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment [note 4]                                 502,196            343,973
Patents [note 5]                                                       110,287             42,006
---------------------------------------------------------------------------------------------------------------------------
                                                                    14,768,368          4,040,164
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities [notes 6 and 12]            1,200,448          1,053,356
Deferred revenue and deposits from distributors [note 11]              780,357            482,518
Current portion of long-term debt [note 7]                              44,558             39,981
---------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            2,025,363          1,575,855
---------------------------------------------------------------------------------------------------------------------------
Long-term debt [note 7]                                                 39,105             54,782
---------------------------------------------------------------------------------------------------------------------------
                                                                     2,064,468          1,630,637
---------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Capital stock [note 8]                                              47,616,028         21,755,681
Contributed Surplus                                                  1,255,108                  --
Warrants [note 8]                                                      397,592          1,078,500
Unsecured convertible debentures [note 9]                                    --          5,800,000
Deficit                                                            (36,564,828)       (26,224,654)
---------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                          12,703,900          2,409,527
---------------------------------------------------------------------------------------------------------------------------
                                                                    14,768,368          4,040,164
===========================================================================================================================


Commitments and contingencies [note 11]

See accompanying notes

On behalf of the Board:

/s/ Diane Cote                                       /s/ Benoit Lasalle

Diane Cote                                           Benoit Lasalle
Director                                             Director

LMS MEDICAL SYSTEMS INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         FIVE-MONTH
                                                          PERIOD
                                           YEAR ENDED      ENDED              YEAR ENDED
                                           MARCH 31,     MARCH 31,            OCTOBER 31,
                                              2005          2004          2003           2002
                                                $             $             $             $
---------------------------------------------------------------------------------------------------
                                                             [note 19]

REVENUE
Software licences                              756,918             --             --        297,349
Hardware                                       115,775             --             --         32,777
Technical support and other                    187,604         42,019        130,168        109,568
---------------------------------------------------------------------------------------------------
                                             1,060,297         42,019        130,168        439,694
---------------------------------------------------------------------------------------------------

OPERATING EXPENSES [note 12]
Research and development costs               3,838,661        915,476      2,373,485      2,146,137
Less:  Tax credits [note 15]                  (521,396)      (361,873)    (1,024,097)      (826,989)
---------------------------------------------------------------------------------------------------
                                             3,317,265        553,603      1,349,388      1,319,148
---------------------------------------------------------------------------------------------------
Cost of hardware                               113,016             --             --             --
Other direct costs                              98,204         11,039          2,447         40,680
Administrative                               2,354,400        729,791      1,590,783      1,449,247
Selling and market development               2,352,388        586,524      1,533,438      2,012,258
Stock Option Expense [note 8]                  485,000             --             --             --
Special Charges [note 1]                       762,512             --             --             --
Customer support                               748,515        238,574        445,975        425,768
Quality assurance                              197,009         80,923        196,874        138,178
Amortization of property, plant and
   equipment                                   176,473         42,727        184,902        191,006
Amortization of patents                          5,942          1,445          3,466          3,467
Government grant                                    --             --        (52,690)            --
Foreign exchange gain                          (86,549)        (1,210)      (115,239)       (13,938)
---------------------------------------------------------------------------------------------------
                                            10,524,175      2,243,416      5,139,344      5,565,814
---------------------------------------------------------------------------------------------------

OPERATING LOSS                              (9,463,878)    (2,201,397)    (5,009,176)   (5,126,120)
Interest on long-term debt                      18,928         74,928        219,825       319,283
Interest income                               (246,273)        (4,186)       (10,069)      (53,554)
Amortization of deferred financing costs            --             --         60,548       100,004
---------------------------------------------------------------------------------------------------
NET LOSS                                    (9,236,533)    (2,272,139)    (5,279,480)   (5,491,853)
---------------------------------------------------------------------------------------------------

BASIC AND DILUTED LOSS PER SHARE [note 10]       (0.60)         (0.29)         (1.64)        (1.46)
===================================================================================================

See accompanying notes

LMS MEDICAL SYSTEMS INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT



                                                         FIVE-MONTH
                                                           PERIOD
                                             YEAR ENDED     ENDED              YEAR ENDED
                                             MARCH 31,     MARCH 31,           OCTOBER 31,
                                            ------------- ------------  ----------------------------
                                                2005         2004          2003          2002
                                                 $             $             $             $
----------------------------------------------------------------------------------------------------

DEFICIT, BEGINNING OF PERIOD                  (26,224,654) (23,236,208)  (16,511,692)  (10,911,326)
Net loss                                       (9,236,533)  (2,272,139)   (5,279,480)   (5,491,853)
Stock dividends on preferred shares                    --           --      (907,227)           --
Shares, options, warrants and convertible
  debentures issuance costs                      (865,625)    (557,699)     (395,371)           --
Interest on convertible debentures                     --     (158,608)     (142,438)     (108,513)
Costs related to the reverse takeover            (238,016)          --            --            --
  [note 1]
----------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                        (36,564,828) (26,224,654)  (23,236,208)  (16,511,692)
=====================================================================================================

See accompanying notes

                            LMS MEDICAL SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                          FIVE-MONTH
                                           YEAR ENDED     PERIOD ENDED          YEAR ENDED
                                            MARCH 31,      MARCH 31,            OCTOBER 31,
                                          -------------  -------------   --------------------------
                                              2005           2004            2003          2002
                                                $             $                $             $
----------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

Net loss                                    (9,236,533)    (2,272,139)     (5,279,480)    (5,491,853)
Adjustments for non-cash items:
   Amortization                                182,415         44,172         248,916        294,477
   Stock Based Compensation                    597,625             --         329,378        430,000
----------------------------------------------------------------------------------------------------
                                            (8,456,493)    (2,227,967)     (4,701,186)    (4,767,376)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Net changes in non-cash operating working
   capital items [note 13]                     169,492       (489,496)         86,410       (120,702)
----------------------------------------------------------------------------------------------------
CASH FLOWS RELATED TO OPERATING ACTIVITIES  (8,287,001)    (2,717,463)     (4,614,776)    (4,888,078)
----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of short-term investments          (8,926,020)            --              --             --
Additions to property, plant and equipment    (300,323)       (22,294)        (35,906)      (157,838)
Additions to patents                           (74,223)            --              --             --
----------------------------------------------------------------------------------------------------
CASH FLOWS RELATED TO INVESTING ACTIVITIES  (9,300,566)       (22,294)        (35,906)      (157,838)
----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in bank loan                    --             --        (275,000)       275,000
Increase in long-term debt and loan
   payable                                          --             --       1,100,000      1,419,467
Repayment of long-term debt and loan
   payable                                     (45,473)    (1,112,141)     (3,045,665)      (625,497)
Capital Stock, convertible debentures and
   other equity instruments issuance costs    (865,625)      (484,699)       (316,175)            --
Issuance of capital stock resulting from
   the reverse takeover transaction            958,432             --              --             --
Costs related to the reverse takeover
   transaction                                (148,816)            --              --             --
Issuance of capital stock                   19,101,915              1       7,171,338             --
Issuance of convertible debentures                  --      5,800,000              --             --
----------------------------------------------------------------------------------------------------
CASH FLOWS RELATED TO FINANCING ACTIVITIES  19,000,433      4,203,161       4,634,498      1,068,970
----------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS      1,412,866      1,463,404         (16,184)    (3,976,946)
Cash and cash equivalents, beginning of
   period                                    1,431,123        (32,281)        (16,097)     3,960,849
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD     2,843,989      1,431,123         (32,281)       (16,097)
====================================================================================================

SUPPLEMENTARY INFORMATION
Interest paid                                   18,928         74,928         219,050        258,033
Tax credits received                           548,834             --         925,517        746,754
----------------------------------------------------------------------------------------------------


See accompanying notes

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

1. DESCRIPTION OF BUSINESS AND REVERSE TAKEOVER TRANSACTION

DESCRIPTION OF BUSINESS

LMS Medical Systems Inc. ["LMS"] is incorporated under the Canada Business
Corporations Act. LMS is an early stage company operating in a single business segment and its principal activities have been devoted to the development of leading-edge technology in care management tools in the labour and delivery setting. LMS is currently pursuing its research and development activities as well as the implementation of its distribution network.

To date LMS has financed its cash requirements primarily from shares issuances, loans payable, convertible debentures, investment tax credits and contract revenues. The success of LMS is dependent on obtaining the necessary regulatory approvals, generating revenue from the licensing of its technology in care management tools or directly from its technology and achieving future profitable operations.

In connection with the reverse takeover transaction described below, LMS changed its year-end to March 31 effective in 2004.

LMS has incurred charges related to professional fees, listing fees and other expenses incurred in connection with the listing of its common shares on the
Toronto Stock Exchange which occurred on April 22, 2004 and on the American
Stock Exchange which occurred on February 15, 2005. The ticker symbol for both
Stock Exchanges is LMZ. These charges have been recorded on a separate line item on the consolidated statement of operations under Special Charges.

REVERSE TAKEOVER TRANSACTION

On April 1, 2004, LMS [formerly Trophy Capital Inc.] acquired substantially all shares and unsecured convertible debentures from the shareholders and the debenture's holders of LMS Medical Systems Ltd in exchange for 2.70727 shares of
LMS for each share of LMS Medical Systems Ltd acquired [9,157,434 shares in total] and 300 shares of LMS for each $1,000 of principal amount of the $5.8 million unsecured convertible debentures [1,740,000 shares in total]. All options granted and warrants issued by LMS Medical Systems Ltd were transferred to LMS. The number and the exercise price of warrants and options outstanding as at March 31, 2004 were also adjusted to reflect the exchange ratio of 2.70727.
As a result, LMS became the legal parent company of LMS Medical Systems Ltd.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

1. DESCRIPTION OF BUSINESS AND REVERSE TAKEOVER TRANSACTION [CONT'D]

This transaction involving LMS, a non-operating public enterprise with nominal net non-monetary assets, is a capital transaction in substance for LMS Medical
Systems Ltd. As a result, this transaction is viewed, for accounting purposes, as the issuance of equity by LMS Medical Systems Ltd to the extent of the net monetary assets available in LMS. An accounting value of $958,432 was allocated to the 406,344 common shares issued and outstanding in the non-operating public enterprise prior to the reverse takeover transaction. This amount consists of cash of $970,428 less net current liabilities assumed of $11,996 that existed in the non-operating public enterprise at the time of the reverse takeover transaction. Reverse takeover transaction costs were $238,016 and have been recorded within deficit. These costs include a fair value of $56,000 determined based on the Black-Scholes option pricing model, for the grant of 66,666 options by the non-operating public enterprise before the finalization of the transaction. The following assumptions were used to determine the fair value:
expected average life of 3.2 years, fair value of $3 per common share, dividend yield of nil, volatility factor of 0.278 and risk-free interest rate of 5%.
These options were granted to a financial advisor and prior board members of the non-operating public enterprise in connection with the issuance by the non-operating public enterprise of its capital stock for gross proceeds of $1 million, which was required for the reverse takeover transaction to take place.
Each option allows the holder to acquire one common share at an exercise price of $3.00 per share. 26,666 of these options are exercisable on or before January
2006 and 40,000 of these options are exercisable on or before January 2008. The costs also include $33,200 as the fair value of 20,000 warrants issued in
October 2004 for the roll up of 0.02% of the common shares of LMS Medical
Systems Ltd. The estimated fair value was determined based on the Black-Scholes option-pricing model. The following assumptions were used to determine the fair value: expected average life of 5 years, fair value of $4.85 per common share, dividend yield of nil, volatility factor of 0.278 and risk-free interest rate of
5%. Each warrant allows the holder to acquire one common share at an exercise price of $4.85 per share until their expiration in September 2009.

Following the reverse takeover transaction, historical financial information presented for comparative purposes by the legal parent company is that of LMS
Medical Systems Ltd. The historic shareholder's equity of the legal parent company prior to the reverse takeover has been retroactively restated for the number of shares received in the reverse takeover transaction. Earnings per share calculations of the legal parent company also give effect to the reverse takeover transaction for all periods presented.

2.     SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. As further described in Note 17, these accounting principles differ in certain respects from those that would have been followed had these financial statements been prepared in conformity with United
States generally accepted accounting principles and the related rules and regulations adopted by the United States Securities and Exchange Commission. The
preparation of financial statements by management in accordance with generally accepted accounting principles requires the selection of accounting policies from existing acceptable alternatives. The significant accounting policies used in their preparation are as follows:

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

2.     SIGNIFICANT ACCOUNTING POLICIES [CONT'D]

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the period. Actual results may vary, and such differences may be material.

CONSOLIDATED FINANCIAL STATEMENTS

These consolidated financial statements include the accounts of LMS and its wholly owned subsidiaries, LMS Medical Systems Ltd. and LMS Medical Systems
(USA) Inc. All significant intercompany balances and transactions have been eliminated on consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances available after payment of lines of credit, and cash equivalents with an initial maturity date of less than three months which are recorded at cost, which approximates market value.

SHORT-TERM INVESTMENTS

Short-term investments consist of commercial paper and are recorded at the lower of cost and market value. The carrying value of commercial paper includes the accretion of the interest to reach the nominal value at expiration date.

RESEARCH AND DEVELOPMENT COSTS AND INVESTMENT TAX CREDITS

Research costs are charged against income in the year of expenditure.
Development costs are charged against income in the period of expenditure unless a development project meets the criteria under Canadian generally accepted accounting principles for deferral and amortization.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

2.     SIGNIFICANT ACCOUNTING POLICIES [CONT'D]

Amounts received or receivable resulting from government assistance programs, including grants and investment tax credits for research and development, are reflected as reductions of the cost of assets or expenses to which they relate at the time eligible expenses are incurred, provided that there is reasonable assurance that the benefits will be realized. The risks of change to estimates for investment tax credits receivable relate to the acceptance of LMS research and development investment tax claims by government authorities. The claims, which contain several research and development projects, are made on an annual basis and may take in excess of one year to be finalized and completed. In reviewing the claim, the government authorities take into consideration two primary factors in assessing the eligibility of the investment tax credit claim:
[1] the technical aspects of the projects claimed must meet the specific scientific criteria and [2] the claim must contain only the eligible expenses related to projects described in the tax filings. The risk of change to the estimate relates to the fact that certain projects or expenses involve judgment and could be disallowed because of one or both of the factors identified above.
Any favorable or unfavorable adjustment that may result following assessment by government authorities is recorded to income in the subsequent period when such assessment is performed.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost and are amortized over their estimated useful lives using the following methods and rates:



                                                    METHODS                      RATES
---------------------------------------------------------------------------------------------------

Computer hardware                              Declining balance                  30%
Computer software                                Straight-line                  2 years
Furniture and fixtures                         Declining balance                  20%
Office equipment                               Declining balance                  20%
Leasehold improvements                           Straight-line         Over the term of the lease
Computer hardware under capital lease            Straight-line                  3 years
---------------------------------------------------------------------------------------------------


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

2.     SIGNIFICANT ACCOUNTING POLICIES [CONT'D]

PATENTS

Costs related to patents and registration of trademarks are recorded at cost.
Amortization is provided over their estimated useful lives on a straight-line basis over 15 years.

IMPAIRMENT OF LONG-LIVED ASSETS

When events or changes in circumstances indicate the carrying amount of a long-lived asset or group of assets held for use, including property, plant and equipment and patents, may not be recoverable, an impairment loss is recognized when the carrying amount of those assets exceeds the sum of the undiscounted future cash flows related to them. The impairment loss is included in the statement of operations and the carrying value of the asset or group of assets is reduced to its fair value as determined by the sum of the discounted future cash flows related to those assets. The impairment loss is presented within amortization expense of the related assets.

INCOME TAXES

LMS follows the liability method of accounting for income taxes. Under this method future income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using substantively enacted tax rates and laws that are expected to be in effect in the periods in which the assets or liabilities are expected to be realized or settled. Future income tax assets are recognized if realization is considered "more likely than not". Changes in these balances are included in net earnings of the period in which they arise.

STOCK-BASED COMPENSATION

As a result of amendments made in October 2003 to the provisions of the CICA
Handbook Section 3870 and SFAS no.148; effective November 1, 2003, LMS changed its method of accounting for employee stock-based compensation and decided to adopt the fair value based method of accounting for all its stock-based compensation. LMS adopted these changes using the prospective application transitional alternative in accordance with the transitional provisions of CICA
Handbook Section 3870. Accordingly, the fair value based method is applied to awards granted, modified or settled on or after November 1, 2003. Prior to the adoption of the fair value based method, LMS, as permitted by Section 3870, had chosen to continue its existing policy of recording no compensation cost on the grant of stock options to employees.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

2.     SIGNIFICANT ACCOUNTING POLICIES [CONT'D]

When employees exercise their stock options, the capital stock is credited by the sum of the consideration paid by employees or consultants together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income. The prospective method omits the effects of awards granted, modified or settled before November 1, 2003. This change has no impact on the net loss for the five-month period ended March 31,
2004 since no options were granted during that period.

As required by Section 3870, LMS provides pro forma disclosure of the compensation costs based on the fair value method for all awards granted under the employee stock option plan [see note 8].

Such stock-based compensation expense and pro forma disclosure of the stock-based compensation expense for all options granted under the LMS's stock option plans is determined using the fair value method and the fair value of the stock options is determined using the Black-Scholes option pricing model and is recognized over the vesting period of such options.

FINANCING AND SHARE ISSUANCE COSTS

Share and equity instrument issue costs are recorded as an increase in deficit.
Debt issue costs are deferred and amortized over the life of the debt to which they relate using the effective interest rate method.

EARNINGS PER SHARE

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the treasury stock method and has not been presented since the exercise of stock options and warrants, and the conversion of the unsecured convertible debentures would be anti-dilutive for all periods presented.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

2.     SIGNIFICANT ACCOUNTING POLICIES [CONT'D]

REVENUE RECOGNITION

Revenue consists primarily of revenue from the sales of software licenses, hardware and technical support services. LMS recognizes revenue in accordance with the provision of the American Institute of Certified Public Accountants
Statement of Position [SOP] No. 97-2, Software Revenue Recognition.

LMS recognizes revenue from hardware and software licenses when persuasive evidence of an arrangement exists, delivery, installation and client's acceptance have occurred, the sales price is fixed or determinable, and collection is probable.

Revenue from technical support services, which is generally paid in advance, is deferred and recognized rateably over the period for which the technical support service is provided. Other service revenues are recognized when services are provided.

Revenue on arrangements that includes multiple elements such as hardware, software licenses and services is allocated to each element based on vendor specific objective evidence [VSOE] of the fair value of each element. Allocated revenue for each element is recognized when revenue recognition criteria have been met for each element. VSOE is determined based on the price charged when each element is sold separately.

FOREIGN CURRENCY TRANSLATION

The functional currency of LMS and its U.S. subsidiary is the Canadian dollar.
Accounts in foreign currencies have been translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the rates in effect at the balance sheet date. Other assets and liabilities are translated at the rates prevailing at the transaction dates. Revenues and expenses are translated at average rates prevailing during the period, except for amortization, which is translated at exchange rates prevailing when the related assets were acquired. Gains and losses arising from fluctuations in exchange rates are reflected in net earnings of the period.

FINANCIAL INSTRUMENTS

LMS classifies financial instruments as a liability or as equity in accordance with the substance of the contractual arrangement on initial recognition and the definition of a financial liability and an equity instrument.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

3.     ACCOUNTS RECEIVABLE



                                                                          2005               2004
                                                                            $                  $
-------------------------------------------------------------------------------------------------

Trade accounts receivable [net of allowance
          for doubtful accounts of $155,686]                           563,175             21,515
Commodity taxes                                                        147,674            183,997
Other receivables                                                       28,739              1,865
-------------------------------------------------------------------------------------------------
                                                                       739,588            207,377
-------------------------------------------------------------------------------------------------


4.     PROPERTY, PLANT AND EQUIPMENT



                                                                      ACCUMULATED      NET BOOK
                                                         COST        AMORTIZATION       VALUE
                                                           $               $              $
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

2005
Computer hardware                                         685,772        446,927          238,845
Computer software                                         459,228        381,897           77,331
Furniture and fixtures                                    108,748         76,619           32,129
Office equipment                                          102,143         62,227           39,916
Leasehold improvements                                     71,829         53,777           18,052
-------------------------------------------------------------------------------------------------
                                                        1,427,720      1,021,447          406,273
Computer hardware under capital leases                    239,941        173,140           66,801
Office equipment under capital leases                      34,373          5,251           29,122
-------------------------------------------------------------------------------------------------
                                                        1,702,034      1,199,838          502,196
=================================================================================================

2004
Computer hardware                                         494,463        385,828          108,635
Computer software                                         357,288        353,781            3,507
Furniture and fixtures                                    104,343         69,138           35,205
Office equipment                                           99,474         52,053           47,421
Leasehold improvements                                     71,829         46,724           25,105
-------------------------------------------------------------------------------------------------
                                                        1,127,397        907,524          219,873
Computer hardware under capital leases                    239,941        115,841          124,100
Office equipment under capital leases                          --             --               --
-------------------------------------------------------------------------------------------------
                                                        1,367,338      1,023,365          343,973
=================================================================================================


The acquisitions under capital leases totaled $34,373, $49,117, $57,787 and nil, for the year ended March 31, 2005, for the five-month period ended March 31,
2004, and for the years ended October 31, 2003 and 2002 respectively.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

5.     PATENTS



                                                                          2005               2004
                                                                            $                  $
-------------------------------------------------------------------------------------------------

Patents                                                                126,230             52,007
Accumulated amortization                                               (15,943)           (10,001)
-------------------------------------------------------------------------------------------------
                                                                       110,287             42,006
=================================================================================================


6.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES



                                                                          2005               2004
                                                                            $                  $
-------------------------------------------------------------------------------------------------

Trade accounts payable                                                 353,727            482,877
Trade accounts payable to a related party [note 12]                         --             69,015
Salaries, benefits and vacation accruals                               456,612            277,292
Accrued liabilities                                                    277,484            224,172
Shares to be issued under a company plan [note 8]                      112,625                 --
-------------------------------------------------------------------------------------------------
                                                                     1,200,448          1,053,356
-------------------------------------------------------------------------------------------------


7.     LONG-TERM DEBT



                                                                                  2005               2004
                                                                                    $                  $
---------------------------------------------------------------------------------------------------------

Obligations under capital leases bearing interest at rates ranging from 7% to
22%, repayable in monthly principal and interest installments ranging from $75
to $798, guaranteed by the leased assets                                         83,663            94,763
---------------------------------------------------------------------------------------------------------
                                                                                 83,663            94,763
Less:  Current portion of long-term debt                                        (44,558)          (39,981)
---------------------------------------------------------------------------------------------------------
                                                                                 39,105            54,782
=========================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

7.     LONG-TERM DEBT [CONT'D]

Capital payments required over the next fiscal years are as follows:



                                                                                               $
-------------------------------------------------------------------------------------------------

2006                                                                                       52,628
2007                                                                                       24,940
2008                                                                                        7,949
2009                                                                                        7,859
2010                                                                                        2,587
-------------------------------------------------------------------------------------------------
Total future minimum payments                                                              95,963
Less:  Interest                                                                            12,300
-------------------------------------------------------------------------------------------------
                                                                                           83,663
=================================================================================================


8.     CAPITAL STOCK

AUTHORIZED BEFORE THE REVERSE TAKEOVER TRANSACTION [LMS MEDICAL SYSTEMS LTD]
[note 1]

An unlimited number of voting Class A common shares, without par value.

An unlimited number of non-voting Class B common shares, without par value.

An unlimited number of convertible preferred shares, voting, with an annual cumulative dividend of 18%, payable in preferred shares of the same category.
Each convertible preferred share and all accumulated but unpaid dividends thereon, whether or not declared, shall be automatically converted into common shares, at a rate of 2.70727 common shares for each convertible preferred share, subject to an adjustment of preferred conversion rate clause. The conversion could occur upon the adoption of a resolution by the holders of at least two thirds [66 2/3%] of the then outstanding convertible preferred shares.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

AUTHORIZED AFTER THE REVERSE TAKEOVER TRANSACTION [note 1]

An unlimited number of common shares without par value.

Changes in common shares issued and outstanding are summarized as follows:

ISSUED AND PAID



                                                                  CONVERTIBLE
                                     COMMON SHARES             PREFERRED SHARES        TOTAL
                                ------------------------- --------------------------
                                NUMBER             $      NUMBER            $            $
                                -------------
                                [note 1]
 ---------------------------------------------------------------------------------------------------

 October 31, 2001 and 2002        3,844,452    12,690,175            --           --    12,690,175
    Issuance for cash                    --            --      494,671   7,171,338      7,171,338
    Stock dividends                      --            --       62,474     907,227        907,227
    Conversion of preferred       4,646,409     8,078,565     (557,145) (8,078,565)             --
      shares
 ---------------------------------------------------------------------------------------------------
 October 31, 2003                 8,490,861    20,768,740            --           --     20,768,740
    Conversion of debentures        455,704     1,178,282            --           --      1,178,282
    Bonus paid in shares            204,101       814,158            --           --        814,158
    On exercise of options            6,768             1            --           --              1
    Effect of warrants'
    modification                         --    (1,005,500)           --           --     (1,005,500)
 ---------------------------------------------------------------------------------------------------
 March 31, 2004                   9,157,434    21,755,681            --           --     21,755,681
 Issued on reverse takeover         406,344       958,432            --           --        958,432
 [note 1]
 Issued on conversion of
 convertible debentures [note 9]  1,740,000     5,800,000            --           --      5,800,000
 Issued on exercise of options       49,238       154,095            --           --        154,095
 Issued on exercise of warrants   2,150,161     6,947,820            --           --      6,947,820
 Issued for cash                  3,000,000    12,000,000            --           --     12,000,000
 ---------------------------------------------------------------------------------------------------
 MARCH 31, 2005                  16,503,177    47,616,028            --           --     47,616,028
 ---------------------------------------------------------------------------------------------------


During the year ended March 31, 2005, the five-month period ended March 31, 2004 and the years ended October 31, 2003 and 2002, LMS completed the following transactions:

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

2005

During 2005, common shares were issued for cash consideration from the following transactions: 49,238 common shares were issued for $154,095 following the exercise of options; 2,150,161 common shares were issued for $6,974,820 following the exercice of warrants; and 3,000,000 common shares were issued in a private placement at $4 per share for $12,000,000.

Issuance costs of the above transactions totaled $865,625 and are recorded within deficit.

2004

LMS Medical Systems Ltd. converted the 2003 convertible debentures and issued
455,704 Class A common shares for total consideration of $1,178,282, which included the capital amount and accreted interest at a conversion price of $2.59 per common share.

LMS Medical Systems Ltd issued 204,101 Class B common shares to employees granted under the bonus plan, which were included as shares to be issued as of
October 31, 2003. These shares were immediately converted into Class A common shares at a conversion rate of 1:1.

LMS Medical Systems Ltd issued 6,768 Class A common shares following the exercise of options granted under its stock option plan for a cash consideration of $1.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

As part of the decision to convert the preferred shares into common shares on
October 30, 2003 and in connection with the issuance of equity instruments, it was also decided on October 30, 2003 to exchange the warrants issued in 2003 to acquire preferred shares at a price of $14.50 per preferred share by warrants to acquire common shares at a price of $3.23 per common share. It was further approved to allocate the same exercise price for all outstanding warrants which will expire from April 2005 to March 2009. These modifications were subject to shareholders and regulatory approvals, which were obtained early during fiscal
2004. Following this modification, LMS Medical Systems Ltd reassessed the fair value of these warrants to be $1,005,500 using the Black-Scholes option pricing model with the following assumptions: expected average life of two years, fair value of $2.59 per common share, volatility factor of 0.303, dividend yield of nil and risk-free interest rate of 5%. The fair value of these warrants was accounted during the five-month period ended March 31, 2004 as a deduction of value attributed to Class A common shares issued in connection with the conversion of preferred shares which occurred on October 30, 2003.

2003

LMS Medical Systems Ltd issued 494,671 convertible preferred shares and
3,202,549 warrants for a total cash consideration of $7,171,338. Each warrant entitled the holder to acquire convertible preferred shares at a price of $14.50 per share up to August 2005. Upon their issuance, the fair value of these warrants, determined using the Black-Scholes option pricing model, was insignificant and therefore no value was allocated to them. The assumptions used to determine the fair value were: expected life of two years, fair value of
$14.50 per preferred share, dividend yield of 18%, volatility factor of nil and risk-free interest rate of 5%.

LMS Medical Systems Ltd also issued 62,474 convertible preferred shares as payment for the cumulative dividend of 18% declared on convertible preferred shares issued during 2003.

The conversion of the convertible preferred shares was approved at a special preferred shareholders' meeting held on October 30, 2003 but conditional upon closing of financing for a minimum amount of $2 million. This financing was concluded on January 28, 2004. The 557,145 convertible preferred shares were converted into 4,646,409 Class A common shares.

2002

No share capital transaction occurred in 2002.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

WARRANTS



                                                                   NUMBER [note 1]             $
--------------------------------------------------------------------------------------------------

Balance as at October 31, 2001                                         208,118                  --
Issued in connection with bridge loan financing                        697,122                  --
--------------------------------------------------------------------------------------------------
Balance as at October 31, 2002                                         905,240                  --
Issued to convertible preferred shareholders                         3,202,549                  --
Expired                                                               (121,827)                 --
--------------------------------------------------------------------------------------------------
Balance, as at October 31, 2003                                      3,985,962                  --
Issued in connection with the
   issuance of unsecured convertible debentures [note 9]               103,101              73,000
Cancelled                                                             (841,725)                 --
--------------------------------------------------------------------------------------------------
Effect of warrants' modification                                             --          1,005,500
Balance as at March 31, 2004                                         3,247,338           1,078,500
Exercised                                                           (2,150,161)           (714,108)
Issued in connection with the reverse takeover transaction [note 1]     20,000              33,200
--------------------------------------------------------------------------------------------------
BALANCE AS AT MARCH 31, 2005                                         1,117,177             397,592
==================================================================================================


Each warrant allows its holder to acquire one common share for cash consideration of: $3.23 for 1,025,646 warrants, $3.32 for 71,531 warrants and
$4.85 for 20,000 warrants. The warrants expire from April 2004 to September 2009 with an average remaining life of 1.9 years as at March 31, 2005. When warrants are exercised, the carrying value of the warrants exercised is credited to contributed surplus.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

STOCK OPTION PLAN

LMS Medical Systems Ltd had an employee stock option plan in place for the benefit of employees and directors whereby non-voting Class B common shares can be issued. The maximum number of non-voting Class B common shares issuable under the plan shall not exceed 15% of the outstanding shares of LMS Medical Systems
Ltd.

Following the reverse takeover transaction described in note 1, all options were transferred and holders received 2.70727 options [491,927 in total] at an average exercise price of $4.44 from the legal parent company, LMS, for each option of LMS Medical Systems Ltd.

At the time of the reverse takeover transaction, LMS created a stock option plan for employees, directors and certain external consultants, which was subject to shareholders' approval. This plan was put in place to replace the stock option plan that existed in LMS Medical Systems Ltd prior to the reverse takeover transaction. Pursuant to the terms of the new plan, the board of directors is authorized to grant to directors, officers, and employees of LMS and its subsidiaries, as well as to other persons who provide ongoing management or consulting services to LMS or its subsidiaries, options to acquire common shares of LMS at such prices as may be fixed at the time of the grant, provided however that the option exercise price shall not be less than the closing sale price of
LMS's common shares on the Toronto Stock Exchange on the last trading day prior to the grant of the option. Options granted under the new plan shall be non-assignable and non-transferable, and shall have a maximum term of 10 years.

During 2005, LMS granted 925,465 options [including 350,000 options granted at the time of the reverse takeover transaction] to employees, directors and external consultants under this new plan, which was approved at the shareholders' annual and special meeting held on September 15, 2004. The fair value of these options using the Black-Scholes option pricing model are estimated to be $1.5 million and LMS will record the related expense over the remaining vesting period. The assumptions used included: expected life of 4.5 years, fair value of $4.50 per common share, dividend yield of nil, volatility factor of 0.278 and risk-free interest rate of 5%. At the annual and special meetings, the shareholders have also fixed at 2,149,942 the maximum number of options that can be granted under the new stock option plan. In 2005, administrative expense includes an amount of $485,000 for stock based compensation on these options.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

The changes to number of stock options granted and their weighted average exercise price are as follows:

                                                                             WEIGHTED AVERAGE
                                                                               EXERCISE PRICE
                                                                -----------------------------------
                                                                 NUMBER [note 1]               $
---------------------------------------------------------------------------------------------------

October 31, 2001                                                     282,018                   4.29
Granted                                                              224,693                   4.62
---------------------------------------------------------------------------------------------------
October 31, 2002                                                     506,711                   4.44
Granted                                                                6,768                     --
Expired                                                              (14,784)                  4.62
---------------------------------------------------------------------------------------------------
October 31, 2003                                                     498,695                   4.38
Exercised                                                             (6,768)                    --
---------------------------------------------------------------------------------------------------
March 31, 2004                                                       491,927                   4.44
Granted as part of the reverse takeover transaction [note 1]          66,666                   3.00
Exercised                                                            (49,238)                  3.13
Granted                                                              925,465                   4.24
Expired                                                              (26,369)                 (3.69)
Cancelled                                                            (21,952)                 (4.09)
---------------------------------------------------------------------------------------------------
MARCH 31, 2005                                                     1,386,499                   4.30
===================================================================================================




                     OPTIONS OUTSTANDING OPTIONS EXERCISABLE

                     NUMBER           WEIGHTED    WEIGHTED AVERAGE      NUMBER          WEIGHTED
                OUTSTANDING AS AT     AVERAGE      EXERCISE PRICE  EXERCISABLE AS AT     AVERAGE
 EXERCISE PRICE   MARCH 31, 2005  CONTRACTUAL LIFE                 MARCH 31, 2005     EXERCISE PRICE
 ---------------------------------------------------------------------------------------------------

      3.00           26,666           0.8 years          3.00              --             3.00
      3.69           59,856           3.2 years          3.69          59,856             3.69
      4.00          125,000           4.5 years          4.00              --             4.00
    4.28-4.30       800,465           4.5 years          4.28              --             4.28
      4.62          374,512           2.3 years          4.62         374,512             4.62
 ---------------------------------------------------------------------------------------------------
                  1,386,499                                          434,368
 ===================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

8.     CAPITAL STOCK [CONT'D]

The 491,927 options given by LMS in exchange for the options granted by LMS
Medical Systems Ltd prior to the reverse takeover were not subject to the subsequent shareholders' approval. The fair value of these options were determined based on the Black-Scholes option pricing model of the exercise price of the options in comparison to the value of the share at the time of granting the option using and the following assumptions: expected average life of 5 years, volatility factor of nil, dividend yield of nil and risk-free interest rate of 5%.

Pro forma disclosure regarding these options is as follow:



                                                         FIVE-MONTH
                                           YEAR ENDED   PERIOD ENDED          YEAR ENDED
                                           MARCH 31,      MARCH 31,           OCTOBER 31,
                                         -------------  ---------------  --------------------------
                                              2005          2004          2003           2002
                                                $             $             $             $
---------------------------------------------------------------------------------------------------

NET LOSS ATTRIBUTABLE TO COMMON SHARES -
   BASIC AND DILUTED [see note 10]          (9,236,533)   (2,430,747)    (6,329,145)   (5,600,366)
Stock based compensation costs that would
   have been included in the
   determination of net loss if the fair
   value based method had been applied to
   all awards                                 (111,022)      (64,590)      (119,221)    (105,460)
---------------------------------------------------------------------------------------------------
PRO FORMA NET LOSS ATTRIBUTABLE TO COMMON
   SHARES - BASIC AND DILUTED               (9,347,555)   (2,495,337)    (6,448,366)   (5,705,826)
===================================================================================================

PRO FORMA BASIC AND DILUTED
   LOSS PER SHARE                                (0.61)        (0.29)         (1.67)        (1.48)
---------------------------------------------------------------------------------------------------


OTHER STOCK BASED COMPENSATION PLANS

LMS has a bonus plan that provides for annual awards to eligible executives and employees based on achievement of corporate and individual performance objectives. The fair value of these awards is to be paid in common shares and is based upon the market price of the shares on the TSX on the date the awards are granted. As at March 31, 2005, 14,596 common shares had been conditionally granted under the plan having a fair value at the grant date of $56,000. In addition, LMS has a Deferred Share Unit plan that provides for the payment of director's quarterly fixed compensation with deferred share units. Each deferred share unit is a right granted by LMS to an eligible director to receive one common share. The number of deferred share units to be granted under the plan is determined by the closing market price of the common shares on the Toronto Stock
Exchange for the five business days ending on the last business day of each fiscal quarter. As at March 31, 2005, 14,624 deferred share units had been conditionally granted under the plan having a fair value at the grant date of
$56,625. The shares to be paid under both these plans is subject to shareholder approval. LMS has determined that it would have to pay the amounts due under these plans if such plans are not approved, and has therefore recorded $112,625 as a charge to income and classified the amounts due under accounts payable and accrued liabilities.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

9.     CONVERTIBLE DEBENTURES



                                                                                    2005               2004
                                                                                      $                  $
-------------------------------------------------------------------------------------------------------------

Unsecured convertible debentures for an amount of $5,800,000, non-interest bearing, without maturity date. Debentures are convertible, at the holder's discretion, at any time after January 1, 2004. An automatic conversion of the unsecured debentures to equity will take place at the time LMS will get a written acceptance for public trading on the Toronto Stock Exchange or TSX
Venture Exchange at the following rate: 300 common shares for each $1,000 denomination of the unsecured debentures if LMS is accepted for public listing by June 1, 2004 or the conversion rate will be increased to 330 common shares after that date; These debentures were converted into common shares of the new
legal parent company on April 1, 2004 [see note 1]                                        --          5,800,000
---------------------------------------------------------------------------------------------------------------
                                                                                          --          5,800,000
---------------------------------------------------------------------------------------------------------------


During the five-month period ended March 31, 2004, LMS Medical Systems Ltd incurred issuance costs of $557,699 in connection with the issuance of the $5.8 million unsecured convertible debentures which have been accounted for as issuance costs of equity instruments within deficit. These costs include the estimated fair value of $73,000 attributed to the 103,101 warrants issued to financial advisors for services received in connection with this transaction.
The fair value of these warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected life of two years, fair value of $3.32 per common share, volatility factor of 0.278, dividend yield of nil and risk-free interest rate of 5%. In prior financial statements, an additional value of $55,600 was incorrectly attributed to these warrants, for a total value of $128,600. These financial statements have reclassified the difference of $55,600 from warrants to deficit with no impact on total shareholders' equity, net loss and net loss per shares.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

10.    BASIC AND DILUTED LOSS PER SHARE

The reconciliation of the numerator and denominator for the calculation of loss per share is as follows:



                                                          FIVE-MONTH
                                           YEAR ENDED    PERIOD ENDED           YEAR ENDED
                                           MARCH 31,      MARCH 31,             OCTOBER 31,
                                         -------------  ---------------  --------------------------
                                              2005           2004          2003          2002
---------------------------------------------------------------------------------------------------

NUMERATOR

Net loss                                     (9,236,533)    (2,272,139)    (5,279,480)  (5,491,853)
Stock dividends on preferred shares                   --              --       (907,227)           --
Accreted interest on convertible                      --       (158,608)      (142,438)    (108,513)
debentures

---------------------------------------------------------------------------------------------------
Net loss attributable to common shares       (9,236,533)    (2,430,747)    (6,329,145)  (5,600,366)
   - basic and diluted
---------------------------------------------------------------------------------------------------

DENOMINATOR

Weighted average number of common shares                                                 3,844,456
   - basic and diluted  [note 1]             15,284,511      8,492,692      3,857,186
---------------------------------------------------------------------------------------------------


The options and warrants to purchase common shares, as well as those shares to be issued under a Company plan, were not included in the computation of the diluted loss per share because the effect would be anti-dilutive.

The impact of the conversion of the preferred shares and convertible debentures were not included in the computation of the diluted loss per share because the effect would be anti-dilutive.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

11.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The minimum rentals payable under long-term operating leases for equipment and premises, exclusive of certain operating costs for which LMS is responsible, are as follows:



                                                                                               $
-------------------------------------------------------------------------------------------------

2006                                                                                      242,545
2007                                                                                      242,545
2008                                                                                      218,625
2009                                                                                        5,528
2010                                                                                        5,528
Thereafter                                                                                  2,764
-------------------------------------------------------------------------------------------------
                                                                                          717,535
=================================================================================================


The rental expense was $234,195 for the year ended March 31, 2005, $145,557 for the five-month period ended March 31, 2004 and $114,746 and $96,173 for the years ended October 31, 2003 and 2002 respectively.

LICENSE AGREEMENT

LMS entered into a license agreement with a third party in connection with databases to be used within its monitoring system. The license agreement is renewable every year and provides non-transferable, non-exclusive licenses until
June 2005 and is subject to royalties of 7.5% on revenues derived from the product of the third party.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

11.    COMMITMENTS AND CONTINGENCIES [CONT'D]

DISTRIBUTION AGREEMENT

Under a value added marketing agreement entered into with Mckesson, a U.S. based company involved in the development and sale of integrated system tools for hospitals in North America and in the United Kingdom, LMS is committed to developing the interfacing of its software with Mckesson's systems. In addition,
LMS agreed not to enter into similar agreements with certain competitors of
Mckesson. In connection with this agreement, Mckesson agreed to acquire licenses for a total cash consideration of US$500,000 [$605,000] of which US$417,000
[$504,000] was received by LMS as at March 31, 2005. LMS assessed that the sales process on these licenses was not completed and presented these sales within deferred revenues and deposits from distributors on the balance sheet.

CLAIMS AND ACTIONS

In the normal course of its business, LMS may be exposed to various claims and actions, including products' liabilities. These cases often have numerous uncertainties and the outcome of each case is unpredictable and may have a material impact on the consolidated financial statements of LMS. As at March 31,
2005, management is not aware of any such significant claims and actions against
it.

12.    RELATED PARTY TRANSACTIONS

LMS enters into transactions in the normal course of business with a related company having one common director. These transactions are measured at the exchange amount. The related party transactions are management fees expense amounting to $184,167 for the year ended March 31, 2005, $75,000 for the five-month period ended March 31, 2004 and $180,000 and $305,217 for the years ended October 31, 2003 and 2002 respectively. Balances due in connection with these transactions amounts to nil and $69,015 as at March 31, 2005 and March 31,
2004 respectively, are payable on demand and are included with accounts payable and accrued liabilities.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

13. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES RELATED TO OPERATIONS

The net change in non-cash working capital balances related to operations is as follows:



                                                          FIVE-MONTH
                                            YEAR ENDED   PERIOD ENDED           YEAR ENDED
                                            MARCH 31,     MARCH 31,             OCTOBER 31,
                                          -------------- -------------- ----------------------------
                                              2005           2004          2003            2002
                                                $             $                $             $
----------------------------------------------------------------------------------------------------

DECREASE (INCREASE) IN CURRENT ASSETS
Accrued interest on short-term investments     (37,563)            --              --             --
Accounts receivable                           (532,211)       265,646        (298,465)       (28,738)
Research and development tax credits            27,438       (357,034)        (91,682)      (107,524)
Inventory                                           --             --              --         13,165
Prepaid expenses                               379,522       (679,637)         32,344         (9,492)
----------------------------------------------------------------------------------------------------
                                              (162,814)      (771,025)       (357,803)      (132,589)
----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CURRENT LIABILITIES
Accounts payable and accrued liabilities        34,467         93,650         200,210         28,085
Deferred revenue and deposits from
   distributors                                297,839        187,879         244,003        (16,198)
----------------------------------------------------------------------------------------------------
                                               332,306        281,529         444,213         11,887
----------------------------------------------------------------------------------------------------
                                               169,492       (489,496)         86,410       (120,702)
====================================================================================================


14.      FINANCIAL INSTRUMENTS

CREDIT RISK

LMS continually evaluates its customers' credit standing and generally does not require a guarantee. As at March 31, 2005, two customers represent 64% of trade accounts receivable [as at March 31, 2004 - three customers represented 100% of trade accounts receivable]. Also, three customers represented 52% of total revenue for the year ended March 31, 2005. For the five-month period ended March
31, 2004, five customers represented 94% of total revenue. One customer represented 31% of total revenue and three customers represented 80% of total revenue for the years ended October 31, 2003 and 2002 respectively. LMS has never recorded a bad debt expense except for $155,686 recorded in the five-month period ended March 31, 2004. Cash and cash equivalents and short-term investments, which consists of commercial paper discounted at 2.4%, are principally contracted with one Canadian chartered bank.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

14.      FINANCIAL INSTRUMENTS [CONT'D]

FAIR VALUES

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, tax credits receivable and accounts payable and accrued liabilities is a reasonable estimate of their fair values because of their short maturities.

The carrying value of the capital leases included in long-term debt approximates their fair value because management estimates that these capital leases with fixed interest rates have no significant difference between their fair value and their carrying value, based on rates currently available to LMS on capital leases with similar terms and remaining maturities.

EXCHANGE RISK

As at March 31, 2005 and 2004, accounts receivable denominated in U.S. dollars
["US$"] amounted to $402,000 and nil respectively, [US$332,000 and nil] and accounts payable and accrued liabilities and deposits from distributors denominated in US$ amounted in aggregate to $723,000 and $410,000 respectively
[US$597,000 and US$312,000]. Also, cash and cash equivalents denominated in US$
amounted to $128,000 at March 31, 2005 and $179,000 at March 31, 2004
[US$106,000 and US$137,000 respectively].

15.      INCOME TAXES

The reconciliation of income tax computed at the statutory Canadian tax rates with income tax expense from operations is as follows:



                                                           FIVE-MONTH
                                             YEAR ENDED   PERIOD ENDED           YEAR ENDED
                                             MARCH 31,     MARCH 31,            OCTOBER 31,
                                            ------------  -------------  ---------------------------
                                                2005          2004         2003           2002
                                                  $            $             $             $
----------------------------------------------------------------------------------------------------

Tax recovery at statutory rate               (3,007,000)     (722,000)  (1,768,000)   (1,950,000)
Increase (decrease) in income tax recovery
   resulting from:
   Non-deductible expenses                       41,000         6,000       13,000         9,000
   Quebec non-taxable tax credits                    --        (5,000)     (52,000)      (43,000)
   Differences in effective rate
     attributable to income taxes of other      (83,000)      (37,000)     (56,000)           --
     country
   Financing fees                               388,000       (59,000)     (69,000)      (39,000)
   Unrecognized tax benefits from operating
     losses                                   2,661,000       817,000    1,932,000     2,023,000
----------------------------------------------------------------------------------------------------
                                                     --            --           --            --
====================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

15.    INCOME TAXES [CONT'D]

The tax effects of temporary differences and net operating losses that give rise to future income tax assets are as follows:



                                                                          2005              2004
                                                                            $                 $
-------------------------------------------------------------------------------------------------

FUTURE INCOME TAX ASSETS

Tax basis of property, plant and equipment and patents
   in excess of carrying value                                         237,000            182,000
Non-capital losses carried forward                                   9,158,000          6,496,000
Research and development expenditures                                  356,000            203,000
Financing fees                                                         120,000             43,000
-------------------------------------------------------------------------------------------------
Investment tax credits                                                      --            (11,000)
-------------------------------------------------------------------------------------------------
Total future income tax assets                                       9,871,000          6,913,000
Valuation allowance                                                 (9,871,000)        (6,913,000)
-------------------------------------------------------------------------------------------------
NET FUTURE INCOME TAX ASSETS                                                --                 --
=================================================================================================


During the year ended March 31, 2005, LMS has recorded as a reduction of research and development expenses, an amount of $521,396 [for the period ended
March 31, 2004 and years ended October 31, 2003 and 2002 - $361,873, $1,024,097 and $826,989] in connection with scientific research and experimental development tax credits. Changes in investment tax credits receivable for each period are summarized as follows:



                                                         FIVE-MONTH
                                            YEAR ENDED   PERIOD ENDED          YEAR ENDED
                                          ------------- -------------  ----------------------------
                                            MARCH 31,     MARCH 31,   OCTOBER 31,    OCTOBER 31,
                                               2005         2004         2003             2002
                                                $             $            $               $
---------------------------------------------------------------------------------------------------

INVESTMENT TAX CREDITS RECEIVABLE

Balance at the beginning of the period        1,210,326        848,453       750,000        654,086
---------------------------------------------------------------------------------------------------
Investment tax credits estimated for the        266,936        361,873       848,453        750,000
   period
Excess of tax credits received over the
   estimates for prior periods                  254,460             --       175,644         76,989
---------------------------------------------------------------------------------------------------
Investment tax credits recognized in            521,396        361,873     1,024,097        826,989
   income for the period
Amounts received during the period             (548,834)            --      (925,517)      (746,754)
Other                                                --             --          (127)        15,679
---------------------------------------------------------------------------------------------------
BALANCE AT THE END OF THE PERIOD              1,182,888      1,210,326       848,453        750,000
===================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

15.    INCOME TAXES [CONT'D]

As at March 31, 2005, the investment tax credits receivable are related to investment tax credits estimated for the fiscal year ended March 31, 2005, the
5-month period ended March 31, 2004 and the fiscal year ended October 31, 2003.
The claim filed with the government authorities for the five-month period ended
March 31, 2004, was for $378,799. The claim filed with the government authorities for the October 31, 2003 period was for $1,115,761, of which
$548,834 had been received as at March 31, 2005 and $565,292 was received subsequently. At the date these financial statements were prepared, the claim was not yet filed with respect to the year ended March 31, 2005.

To date, substantially all of LMS's investment tax credits claimed filed and assessed by the government authorities, have been accepted favorably as submitted. LMS records investment tax credits receivable based on management's best estimates which are based on past experience and on the nature of the research and development projects and related eligible expenses. Any favorable or unfavorable adjustment that may result following assessment by government authorities will be recorded to income in the period when such assessment is performed.

LMS also has accumulated share issuance expenses of approximately $1,358,000 that have not been deducted for income tax purposes as well as a non-refundable investment tax credit of approximately $2,942,000 related to research and development expenditures which may be utilized to reduce federal income taxes payable in the future years. Also, LMS has non-capital tax losses which are available to reduce future taxable income. The tax benefits of the above items have been fully provided for by a valuation allowance.

The detail of the non-capital tax losses by expiration year is as follows:



                                                                  LOSS CARRY-FORWARDS
                                                           FEDERAL       QUEBEC         USA
                                                              $             $            $
--------------------------------------------------------------------------------------------------

2006                                                       1,066,000         970,000           --
2007                                                       2,111,000       2,017,000           --
2008                                                       3,733,000       3,670,000           --
2009                                                       5,377,000       5,318,000           --
2010                                                       4,081,000       3,970,000           --
2011                                                       2,380,000       2,378,000           --
2012 and thereafter                                        7,977,000       7,949,000    2,454,000
--------------------------------------------------------------------------------------------------
                                                          26,725,000      26,272,000    2,454,000
==================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

16.    SEGMENTED INFORMATION

Management has determined that principal activities of LMS operate in a single business segment and have been devoted to the development of leading-edge technology in care management tools in the labour and delivery setting mainly in
Canada and in the United States of America ["USA"]. Information about geographic areas is as follows:



                                                            CANADA          USA          TOTAL
                                                              $              $             $
 -------------------------------------------------------------------------------------------------

 MARCH 31, 2005
 Revenue                                                      296,629        763,668     1,060,297
 Property, plant and equipment and patents                    594,914         17,569       612,483
 -------------------------------------------------------------------------------------------------

 MARCH 31, 2004
 Revenue                                                       25,098         16,921        42,019
 Property, plant and equipment and patents                    364,161         21,818       385,979

 OCTOBER 31, 2003
 Revenue                                                       85,738         44,430       130,168
 Property, plant and equipment and patents                    335,087         23,653       358,740
 -------------------------------------------------------------------------------------------------

 OCTOBER 31, 2002
 Revenue                                                      304,533        135,161       439,694
 -------------------------------------------------------------------------------------------------


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17.    UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements were prepared in accordance with Canadian generally accepted accounting principles ["Canadian GAAP"]. The following material adjustments to LMS's financial statements would be required to conform with accounting principles generally accepted in the United States ["U.S. GAAP"].

RECONCILIATION OF CONSOLIDATED NET LOSS AND COMPREHENSIVE LOSS



                                                          FIVE-MONTH
                                             YEAR ENDED   PERIOD ENDED          YEAR ENDED
                                              MARCH 31,    MARCH 31,            OCTOBER 31,
                                                2005         2004           2003          2002
                                                 $             $             $             $
----------------------------------------------------------------------------------------------------

Net loss under Canadian GAAP                  (9,236,533)  (2,272,139)   (5,279,480)    (5,491,853)
Adjustments to conform to U.S. GAAP
   Property, plant and equipment used in
     research and development activity
     [a]                                         (21,596)       8,999        36,451         34,015
   Interest on convertible debentures [b]             --     (158,608)     (142,438)      (108,513)
   Deferred financing costs [b]                       --      (39,740)      (39,456)            --
   Stock-based compensation [e]                       --       (1,825)      (15,675)            --
----------------------------------------------------------------------------------------------------
NET LOSS AND COMPREHENSIVE LOSS UNDER         (9,258,129)  (2,463,313)   (5,440,598)    (5,566,351)
   U.S. GAAP
----------------------------------------------------------------------------------------------------
Stock dividends on convertible preferred
   shares                                             --           --      (907,227)            --
Additional dividend on convertible
   preferred shares upon conversions [f]              --           --    (3,935,332)            --
----------------------------------------------------------------------------------------------------
NET LOSS ATTRIBUTABLE TO COMMON SHARES
   UNDER U.S. GAAP                            (9,258,129)  (2,463,313)  (10,283,157)    (5,566,351)
====================================================================================================
BASIC AND DILUTED LOSS PER SHARE - U.S. GAAP       (0.61)       (0.29)        (2.67)         (1.45)
----------------------------------------------------------------------------------------------------


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES [CONT'D]

RECONCILIATION OF CONSOLIDATED CASH FLOW CAPTIONS



                                                          FIVE-MONTH
                                             YEAR ENDED  PERIOD ENDED           YEAR ENDED
                                              MARCH 31,    MARCH 31,            OCTOBER 31,
                                            ------------- ------------ -----------------------------
                                                2005          2004         2003           2002
                                                  $            $             $             $
----------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
As reported under Canadian GAAP              (8,287,001)   (2,717,463)  (4,614,776)   (4,888,078)
 Acquisition of property, plant and
   equipment used for R & D [a]                      --            --       (9,129)      (53,036)
----------------------------------------------------------------------------------------------------
 As reconciled to US GAAP                    (8,287,001)   (2,717,463)  (4,623,905)   (4,941,114)
----------------------------------------------------------------------------------------------------

 INVESTING ACTIVITIES
 As reported under Canadian GAAP             (9,300,566)      (22,294)     (35,906)     (157,838)
 Acquisition of property, plant and
   equipment used for R & D [a]                      --            --        9,129        53,036
----------------------------------------------------------------------------------------------------
 As reconciled to US GAAP                    (9,300,566)      (22,294)     (26,777)     (104,802)
----------------------------------------------------------------------------------------------------

 FINANCING ACTIVITIES
 As reported under Canadian GAAP             19,000,433     4,203,161    4,634,498     1,068,970
 Cheque issued in excess of deposits [g]             --       (32,281)      16,184        16,097
----------------------------------------------------------------------------------------------------
 As reconciled to US GAAP                    19,000,433     4,170,880    4,650,682     1,085,067
----------------------------------------------------------------------------------------------------
CHANGE IN CASH AND CASH EQUIVALENTS
   UNDER US GAAP                              1,412,866     1,431,123           --    (3,960,849)
----------------------------------------------------------------------------------------------------


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES [CONT'D]

RECONCILIATION OF CONSOLIDATED BALANCE SHEETS



                                           MARCH 31, 2005                     MARCH 31, 2004
                                  ----------------------------------------------------------------------------
                                  CANADIAN                      U.S.     CANADIAN                     U.S.
                                     GAAP   ADJUSTMENTS        GAAP        GAAP     ADJUSTMENTS      GAAP
                                      $          $               $           $          $              $
--------------------------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
Cash and cash equivalents          2,843,989         --       2,843,989    1,431,123         --      1,431,123
Short-term investments             9,013,583         --       9,013,583       50,000         --         50,000
Accounts receivable                  739,588         --         739,588      207,377         --        207,377
Research and development tax
   credits receivable              1,182,888         --       1,182,888    1,210,326         --      1,210,326
Prepaid expenses                     375,837         --         375,837      755,359    557,699 [c]  1,313,058
--------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS              14,155,855         --       14,155,855   3,654,185    557,699      4,211,884
--------------------------------------------------------------------------------------------------------------
Property, plant and equipment        502,196    (30,748)[a]      471,448     343,973    (52,344)[a]    291,629
Patents                              110,287         --          110,287      42,006         --         42,006
--------------------------------------------------------------------------------------------------------------
                                  14,768,368    (30,748)      14,737,620   4,040,164    505,355      4,545,519
==============================================================================================================

LIABILITIES AND SHAREHOLDERS'
   EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable and accrued
   liabilities                     1,200,448         --       1,200,448    1,053,356         --      1,053,356
Deferred revenue and distributor
   deposits                          780,357         --         780,357      482,518         --        482,518
Current portion of long-term debt     44,558         --          44,558       39,981         --         39,981
--------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES          2,025,363         --       2,025,363    1,575,855         --      1,575,855
--------------------------------------------------------------------------------------------------------------
Long-term debt                        39,105         --          39,105       54,782         --         54,782
Unsecured convertible debentures          --         --              --           --  5,800,000 [c]  5,800,000
--------------------------------------------------------------------------------------------------------------
                                   2,064,468         --       2,064,468    1,630,637  5,800,000      7,430,637
--------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIENCY)
Capital stock                     47,616,028 (1,915,785)[d]  49,635,575   21,755,681 (1,050,160)[d]  24,640,853
                                          --  3,935,332 [f]          --           --  3,935,332 [f]          --
Contributed surplus                1,255,108     17,500 [e]   1,272,608           --     17,500 [e]      17,500
Warrants                             397,592         --         397,592    1,078,500         --       1,078,500
Unsecured convertible debentures          --         --              --    5,800,000 (5,800,000)[c]          --
Deficit                          (36,564,828)   (30,748)[a] (38,632,623) (26,224,654)   (52,344)[a] (28,621,971)
                                          --         --              --           --    557,699 [c]          --
                                          --  1,915,785 [d]          --           --  1,050,160 [d]          --
                                          --    (17,500)[e]          --           --    (17,500)[e]          --
                                          -- (3,935,332)[f]          --           -- (3,935,332)[f]          --
---------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY
   (DEFICIENCY)                   12,703,900   (30,748)      12,673,152    2,409,527 (5,294,645)     (2,885,118)
----------------------------------------------------------------------------------------------------------------
                                  14,768,368   (30,748)      14,737,620    4,040,164    505,355       4,545,519
===============================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES [CONT'D]

[A]    RESEARCH AND DEVELOPMENT EXPENDITURES

Under Canadian GAAP, research and development expenditures, which meet the capitalization criteria, must be capitalized as deferred costs and amortized over their estimated useful lives. In addition, property, plant and equipment used for research and development activities should be capitalized and amortized as any other property, plant and equipment. Under U.S. GAAP, research and development expenditures, including property, plant and equipment used for a particular research and development project with no alternative future uses, must be charged to the statement of operations in the period they are acquired under SFAS 2. The adjustment for property, plant and equipment, which mainly consisted of computer hardware and software acquired prior to April 1, 2005, used in research and development activities for each period is the difference between capitalized acquisition and amortization of such property, plant and equipment during that period.

The adjustments to conform to U.S. GAAP for property, plant and equipment used in research and development activities consists of the following:



                                                          FIVE-MONTH
                                           YEAR ENDED    PERIOD ENDED         YEAR ENDED
                                            MARCH 31,     MARCH 31,           OCTOBER 31,
                                               2005          2004          2003          2002
                                                $             $             $             $
---------------------------------------------------------------------------------------------------

Depreciation                                    21,596        8,999        45,580        87,051
Acquisitions                                        --           --        (9,129)      (53,036)
---------------------------------------------------------------------------------------------------
                                                21,596        8,999        36,451        34,015
===================================================================================================


[B]    CONVERTIBLE DEBENTURES

Under Canadian GAAP, the 14.15% convertible debentures that were converted in common shares in 2003 were classified as equity as LMS has the option to pay both interest and principal through the issuance of common shares. The related issuance costs were allocated as an increase of deficit. Under U.S. GAAP, these convertible debentures would be considered debt and their issuance costs would be deferred and amortized over the term of the debt. Interest expense would consist of 14.15% interest and the amortization of related issuance costs and would be included in the statement of operations using the effective interest method.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES [CONT'D]

[C]    UNSECURED CONVERTIBLE DEBENTURES

Under Canadian GAAP, the $5.8 million unsecured convertible debentures, non-interest bearing, without maturity date, convertible at the holder's discretionary and automatically convertible in common shares on June 2, 2004, have been classified as equity because LMS does not have any obligation to repay these unsecured convertible debentures except in case of bankruptcy. Under U.S.
GAAP, the unsecured convertible debentures have been classified as a liability and the related issuance costs of $557,699 were reclassified from deficit to prepaid expenses. Upon conversion of these debentures the related issuance costs were reclassified from prepaid expenses and recorded as a reduction of capital stock .

[D]    SHARE AND EQUITY INSTRUMENT ISSUANCE COSTS

Under Canadian GAAP, share and equity instrument issuance costs are recorded as an increase in deficit as allowed by CICA. Under U.S. GAAP, shares issuance costs are recorded as a reduction of related shares and other equity instruments.

[E]    STOCK-BASED COMPENSATION

Under U.S. GAAP prior to November 1, 2003, LMS measured its stock-based awards using the method prescribed by APB 25. Under this method, any compensation expense relating to LMS's stock option plan was reflected over the vesting period of these options. The compensation expense was determined by the excess of the market value of the underlying shares and the exercise price at the date of the grant. During the year ended October 31, 2003, LMS granted 6,768 options exercisable at a nominal amount while the market value was $2.59 per share.
These options were exercised in April of 2004. Compensation expense of $1,825 was recorded in 2004 and $15,675 was recorded in 2003 under U.S. GAAP while under Canadian GAAP no compensation expense was recorded.

As required by Canadian and U.S. GAAP, LMS provides in Note 8 of the consolidated financial statements of LMS pro forma net loss and loss per share if the fair value based method had been applied for options granted prior to
November 1, 2003. At that date, LMS adopted the fair value method of SFAS 123 using the prospective method of SFAS 148 which is similar to the transitional provision adopted for Canadian GAAP as mentioned in Note 2 of the consolidated financial statements of LMS.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

17. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES [CONT'D]

[F] CONVERSION OF THE CONVERTIBLE PREFERRED SHARES INTO COMMON SHARES

The conversion of the convertible preferred shares into common shares that occurred during 2003 was a result of negotiations between LMS and the holders of such shares and not under the terms of the initial agreement. Under U.S. GAAP, this exchange has been accounted for at the fair value of $2.59 per common share for 4.6 million common shares issued totaling $12 million. The excess of the fair value over the carrying value of the convertible preferred shares was recorded within deficit and this excess of $3.9 million was also considered as a dividend to convertible preferred shareholders in the calculation of the basic and diluted loss per share.

[G]    OTHER CASH FLOW DIFFERENCES

Under U.S. GAAP, the increase (decrease) in cheques issued in excess of bank deposits of nil, ($32,281), $16,184 and ($33,903) in 2005, 2004, 2003 and 2002
respectively, which is included with cash and cash equivalents under Canadian
GAAP would have been presented within financing activities under U.S. GAAP.

18.    COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.

LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

19.    UNAUDITED CONDENSED FINANCIAL INFORMATION AS AT MARCH 31, 2003 AND FOR
       THE FIVE-MONTH PERIOD THEN ENDED



AS AT MARCH 31, 2003                                                                          $
--------------------------------------------------------------------------------------------------
                                                                                       [unaudited]

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                 470,816
Short-term investments                                                                     50,000
Accounts receivable                                                                       253,525
Research and development tax credits receivable                                         1,073,187
Prepaid expenses                                                                          168,460
--------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                    2,015,988
--------------------------------------------------------------------------------------------------
Property, plant and equipment                                                             343,325
Patents                                                                                    46,917
Deferred financing costs                                                                  174,744
--------------------------------------------------------------------------------------------------
                                                                                        2,580,974
==================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                                  444,493
Deferred revenue                                                                           92,127
Loan payable                                                                               42,419
Current portion of long-term debt                                                          21,590
--------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                 600,629
--------------------------------------------------------------------------------------------------
Long-term debt                                                                            821,411
--------------------------------------------------------------------------------------------------
                                                                                        1,422,040
--------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                          18,912,684
Convertible debentures                                                                    930,320
Deficit                                                                               (18,684,070)
--------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                              1,158,934
--------------------------------------------------------------------------------------------------
                                                                                        2,580,974
=================================================================================================


LMS MEDICAL SYSTEMS LTD.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

March 31, 2005 and 2004

19.    UNAUDITED CONDENSED FINANCIAL INFORMATION AS AT MARCH 31, 2003 AND FOR
       THE FIVE-MONTH PERIOD THEN ENDED [CONT'D]



FOR THE FIVE-MONTH PERIOD ENDED MARCH 31, 2003                                                $
--------------------------------------------------------------------------------------------------
                                                                                      [unaudited]

REVENUES
Services                                                                                   58,254
--------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Research and development costs                                                            850,162
Less:  Tax credits                                                                       (323,187)
--------------------------------------------------------------------------------------------------
                                                                                          526,975
--------------------------------------------------------------------------------------------------
Other direct costs                                                                          1,122
Administrative                                                                            388,410
Selling and market development                                                            663,505
Customer support                                                                          166,308
Quality assurance                                                                          90,199
Technological showcase project                                                             35,019
Amortization of property, plant and equipment                                              66,170
Amortization of patents                                                                     1,445
Foreign exchange gain                                                                     (73,432)
--------------------------------------------------------------------------------------------------
                                                                                        1,865,721
--------------------------------------------------------------------------------------------------
OPERATING LOSS                                                                         (1,807,467)
Financial expense - net                                                                   131,318
--------------------------------------------------------------------------------------------------
NET LOSS                                                                               (1,938,785)
==================================================================================================

BASIC AND DILUTED LOSS PER SHARE                                                            (0.58)
--------------------------------------------------------------------------------------------------

CASH FLOW INFORMATION
Operating activities                                                                   (2,707,982)
Investing activities                                                                      (50,014)
Financing activities                                                                    3,194,909
--------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENT                                                    436,913
Cash and cash equivalent, beginning of period                                              33,903
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENT, END OF PERIOD                                                   470,816
==================================================================================================
